                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  ----------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ----------
                     INFORETECH WIRELESS TECHNOLOGY, INC.
            (Exact Name of Registrant as Specified in its Charter)

            Nevada                                8900                        88-0350120
(State or Other Jurisdiction of        (Primary Standard Industrial        (I.R.S.  Employer
Incorporation or Organization)         Classification Code Number)        Identification Number)

                                  ----------
                                   Suite 214
                              5500 - 152nd Street
                           Surrey, BC Canada V358E7
                              Tel: (604) 576-7442
                              Fax: (604) 576-7460
                       Attention: Robert C. Silzer, Sr.
(Name, Address, Telephone Number and Facsimile Number of Agent For Service of
                                   Process)
                                  ----------
                       Copies of all communications to:

                           DAVID L. FICKSMAN, ESQ.
                                Loeb & Loeb LLP
                         10100 Santa Monica Boulevard
                                  Suite 2200
                      Los Angeles, California 90067-4164
                              Tel: (310) 282-2350
                              Fax: (310) 282-2192
                                  ----------
Approximate Date of Proposed Sale to the Public: As soon as possible after the
                   Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------

        Title of Each Class                 Amount             Proposed Maximum       Proposed Maximum           Amount
           of Securities                    To Be               Offering Price       Aggregate Offering            of
         To Be Registered               Registered (1)             Per Unit                 Price           Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the Series         425,000 (2)           $ 5.25(4)               $ 2,231,250           $   589.00
A 8% Convertible Notes
--------------------------------------------------------------------------------------------------------------------------------

Common Stock underlying the 8%             500,000 (3)           $ 5.25(4)               $ 2,625,000           $   693.00
Convertible Debenture
--------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock underlying            100,000               $ 6.25                  $   625,000           $   165.00
the Augustine Warrants
--------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock underlying            100,000               $ 6.21                  $   621,000           $   164.00
the Shaar Warrants
--------------------------------------------------------------------------------------------------------------------------------

TMR Shares                                 230,000               $ 5.25(4)               $ 1,207,500           $   318.00
--------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock underlying            430,000               $ 2.00                  $   860,000           $   227.00
the TMR Warrants
--------------------------------------------------------------------------------------------------------------------------------

Abacus Shares (Details to come              20,000               $ 5.25(4)               $   105,000           $    28.00
from John Greenslade or Susan
Leah, counsel to Abacus)
--------------------------------------------------------------------------------------------------------------------------------

       Total                             1,805,000                   --                  $ 8,274,750           $ 2,184.00

(1) Represents the shares of class A common stock being registered are being offered by certain security holders of Inforetech. See "Recent Transactions" and "Selling Security Holders". Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act") the shares of class A common stock offered hereby also include such presently indeterminate number of shares of class A common stock as shall be issued by Inforetech in connection with the conversion of certain debt securities. Such number of shares is subject to adjustment and could be materially less than such estimated amount depending upon factors that cannot be predicted by Inforetech at this time, including, among others, the future market price of the class A common stock. This presentation is not intended to constitute a prediction as to the future market price of the class A common stock or as to the number of shares of class A common stock issuable upon exercise of the convertible debenture or convertible notes.

(2) Includes: (i) 301,703 shares issuable upon conversion of the Series A 8% Convertible Notes and related potential interest expense, and (ii) 123,297 shares representing reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to the conversion of the Series A 8% Convertible Notes.

(3) Includes: (i) 347,238 shares issuable upon conversion of the 8% Convertible Debenture and related potential interest expense, and (ii) 152,762 shares representing reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to the conversion of the 8% Convertible Debenture.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

     The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                      INFORETECH WIRELESS TECHNOLOGY, INC.

                    1,805,000 Shares of Class A Common Stock

     The 1,805,000 shares of class A common stock par value $.001 being offered by this prospectus are being offered by the selling security holders listed on page 32.

     Our common stock trades on the Over-the-Counter Bulletin Board, also called the OTCBB, under the trading symbol "WYRE". On September 29, 2000, the closing bid for our common stock as reported on the OTCBB was $4.38 per share.

     This investment involves risk.  See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 4, 2000

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information; Incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. General Registration on Form 10-SB12G filed on June 4, 1999;

2. Annual Report on Form 10K-SB for the fiscal year ended December 31, 1999; and

3. Quarterly Reports on Form 10-QSB for the periods ended May 31, 2000, and June 30, 2000.

   You may request a copy of these filings, at no cost, by writing to us at 5500 52nd Street, Suite 214, Surrey, BC V358E7, phone (604) 576-7442, attention Corporate Secretary.

   We have retained no underwriters in connection with this offering.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

                               ---------------

                               TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
Prospectus Summary......................................................................       1
Recent Transactions.....................................................................       1
Corporate Information...................................................................       2
This Offering...........................................................................       3
Risk Factors............................................................................       4
Forward-looking Statements..............................................................       9
Use of Proceeds.........................................................................       9
Market Price for the Common Stock.......................................................       9
Transfer Agent and Registrar............................................................      10
Dividend Policy.........................................................................      10
Management's Discussion and Analysis or Plan of Operation...............................      10
Business................................................................................      16
Property................................................................................      23
Management..............................................................................      23
Executive Compensation..................................................................      25
Security Ownership of Certain Beneficial Owners and Management..........................      26
Limitation on Liability and Indemnification Matters.....................................      28
Certain Relationships and Related Transactions..........................................      29
Description of Securities...............................................................      30

Description of Debt Securities and Warrants.............................................      30
Nevada Anti-Takeover Provisions.........................................................      33
Plan of Distribution....................................................................      33
Selling Security Holders................................................................      34
Legal Proceedings.......................................................................      35
Experts.................................................................................      35
Legal Matters...........................................................................      35
Changes in Registrant's Certifying Accountants..........................................      35
Additional Information..................................................................      36
Financial Statements....................................................................     F-1

                              PROSPECTUS SUMMARY

     You should read this entire prospectus and our consolidated financial statements and related notes carefully. Unless the context requires otherwise, 'we', 'us', 'our' and similar terms refer to Inforetech Wireless Technology, Inc.

Our Company

     Inforetech was; Incorporated on December 12, 1995 as Diversified Marketing Services, Inc. On January 3, 2000, we changed our name from "Diversified Marketing Services, Inc." to "Inforetech Wireless Technology Inc." We are a development stage company which, through our wholly owned subsidiary Inforetech Golf Technology 2000 Inc., have created a wireless pace of play information system for golf courses under the name "Inforemer 2000". The Inforemer 2000 system uses data from global positioning satellites (GPS), managed and communicated through a variety of advanced technologies.

     In February, 2000, we completed the acquisition of Inforetech Golf Technology 2000 Inc. Pursuant to the terms of a Share Exchange and Finance Agreement dated December 16, 1999. As a result of this transaction, the former shareholders of Inforetech Golf Technology 2000 Inc. now hold the majority of the shares of Inforetech.

     Since our inception, we have been engaged in research and development of the Inforemer 2000 system. During the latter half of 1999, we brought in house a considerable portion of the research and development that we had formerly sub-contracted. This strategic decision enabled us to better monitor the integration of the various technologies and to position the Inforemer 2000 system for the transition from prototype to commercial production.

     We are currently conducting product evaluations. Early results from these evaluations indicate that the Inforemer 2000 is performing well in a number of respects; the results also indicate the need for further modifications in order to meet performance expectations. We anticipate that our product evaluations and modifications will continue well into the fourth quarter of 2000 and we intend to commercialize the system following the successful completion of our evaluations and modifications.

                              RECENT TRANSACTIONS

Financings

     On August 4, 2000, we entered into a securities purchase agreement with Augustine Fund, L.P. relating to the sale of $1,000,000 in principal amount of our Series A Eight Percent (8%) Convertible Notes Due August 4, 2003 and warrants to purchase up to 100,000 shares of our class A common stock. The notes are convertible (plus related interest expense) into our class A common stock at the lessor of (i) $5.25 or (ii) 75% of the average closing bid price of our common shares for the five days immediately preceding the conversion date.

     On August 4, 2000, we entered into a securities purchase agreement with The Shaar Fund Ltd. relating to the sale of $1,000,000 in principal amount of our 8% Convertible Debenture Due August 4, 2005 and warrants to purchase up to 100,000 shares of our class A common stock. The debenture is convertible (plus related interest expense) into our class A common stock at the lessor of (i) $5.25 or
(ii) 75% of the average of the lowest three closing bid prices of our common shares during the ten trading days immediately preceding the conversion date.

     On September 8, 2000, we entered into a subscription agreement with Dr. Terrance H. Matthews relating to the sale of 222,223 shares of class A common stock for an aggregate amount of $1,000,000. Closing is expected to be on October 10, 2000.

Acquisition

     We signed a binding letter of intent on August 21, 2000 to acquire ProShot Golf, Inc. in a share exchange transaction. Completion of the transaction is subject to the completion of due diligence and the execution of a definitive purchase agreement. Closing is expected to be on October 15, 2000.


                             CORPORATE INFORMATION

     Our corporate offices are located at 5500 - 152nd Street, Suite 214, Surrey, British Columbia V35-8E7. Our telephone number at that location is (604) 576-7442, and our facsimile number is (604) 576-7460. The URL for our Web site is http://www.Inforetech.com.

                                 THIS OFFERING

Total Number of Class A Common Stock        1,805,000.
offered pursuant to this prospectus

Class A Common Stock to be                  Includes up to 425,000 shares underlying the Series
offered by the Note Holders                 A Eight (8%) Convertible Notes and 100,000 shares
                                            underlying the Augustine Warrants.

Class A Common Stock to be                  Includes up to 500,000 shares underlying the 8%
offered by the Debenture Holders            Convertible Debenture and 100,000 shares underlying
                                            the Shaar Warrants.

Class A Common Stock to be                  20,000 shares issued to Abacus Capital L.L.C. in
offered by the Abacus Capital L.L.C.        exchange for 20,000 shares of Inforetech Golf 2000,
                                            Inc. issued to Abacus in connection with the Loan
                                            Agreement, dated September 2, 1998 by and between
                                            Inforetech Golf 2000, Inc. and Abacus Capital,
                                            L.L.C.

Class A Common Stock to be                  Includes up to 430,000 shares issuable upon
offered by the TMR Investments 1 LLC        exercise of the TMR Warrants and 230,000 shares
                                            issued to TMR Investments 1 LLC in exchange for
                                            230,000 shares of Inforetech Golf 2000, Inc. issued
                                            to TMR upon conversion of the principal and
                                            accumulated interest due to TMR as assignee of the
                                            Loan Agreement, dated September 2, 1998 by and
                                            between Inforetech Golf 2000, Inc. and Abacus
                                            Capital, L.L.C.

Trading                                     Our class A common stock trades on the Over-the
                                            Counter Bulletin Board, also called OTCBB, under
                                            the trading symbol "WYRE".  The market for our
                                            common stock is volatile.

Use of Proceeds                             We will not receive any proceeds from the sales of
                                            the shares of common stock being offered by the
                                            selling security holders.  We will receive the
                                            proceeds from the exercise of the warrants, when
                                            and if any warrants are exercised.  We will use any
                                            proceeds for working capital.

Risk Factors                                All of the shares of class A common stock offered
                                            hereby involve a high degree of risk.  See "Risk
                                            Factors.

                                 RISK FACTORS

     You should carefully consider the risks described below before making an investment in Inforetech. The risks and uncertainties described below are not the only ones facing Inforetech, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                          Risks Related to Inforetech

We have a Limited Operating History.

     We have a limited operating history and we are in our emerging stages. There can be no assurance that we will continue to develop or will be able to meet our objectives, or that there will be a market for our products and services, or that we will operate at a profit. We face a number of risks encountered by early-stage companies, including:

     .    the uncertainty of market acceptance of our services;

     . our need to introduce reliable and robust products and services that meet the demanding needs of customers;

     . our need to expand our marketing, sales and support organizations, as well as our distribution channels; and

     . our ability to anticipate and respond to market competition; our need to manage expanding operations.

We have a history of losses.

We have incurred operating losses since our inception and we expect to sustain additional operating losses in the future. Our operating losses are attributable to the developing nature of our business and have resulted primarily from:

     .    significant costs associated with the development of our products;

     .    marketing and distribution of our products; and

     .    minimal sales history of our recently developed products.

We cannot be certain that additional funds will be available when needed on satisfactory terms, if at all. Without additional funds, we will cease operating.

     We cannot be certain of the amount of additional capital we will need. Our future capital needs depend on many factors, including the success and timing of our development efforts; market acceptance of the Inforemer 2000; the level of promotion and advertising required to launch our product; changes in technology; and unanticipated competition. Without additional funds, we will cease operating.

We depend on GPS technology owned and controlled by others. If we do not have continued access to GPS technology and satellites, we will be unable to deliver our services and our revenues will decrease.

     Our services rely on signals from GPS satellites built and maintained by the U.S. Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, and our services may cease and customer satisfaction would suffer.

     In addition, the U.S. government could decide not to continue to operate and maintain GPS satellites over a long period of time or to charge for the use of GPS. Furthermore, because of ever-increasing commercial applications of GPS, other U.S. government agencies may become involved in the administration or the regulation of the use of GPS signals in the future. If the foregoing factors affect GPS, such as by affecting the availability and pricing of GPS technology, our business will suffer.

Our GPS technology depends on the use of radio frequency spectrum controlled by others.

     Our GPS technology is dependent on the use of radio frequency spectrum. The assignment of spectrum is controlled by an international organization known as the International Telecommunications Union or ITU. The Federal Communications Commission or FCC is responsible for the assignment of spectrum for non-government use in the United States in accordance with ITU regulations. Any ITU or FCC reallocation of radio frequency spectrum, including frequency band segmentation or sharing of spectrum, could cause interference with the reception of GPS signals and may materially and adversely affect the utility and reliability of our products, which would, in turn, cause a material adverse effect on our operating results. In addition, emissions from mobile satellite service and other equipment operating in adjacent frequency bands or inband may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our operating results.

     On May 11, 2000, the FCC issued a Notice of Proposed Rulemaking that proposes rules for the operation of Ultra-Wideband or UWB radio devices on an unlicensed basis in the frequency bands allocated to GPS. If the FCC issues final rules authorizing such operation, UWB devices might cause interference with the reception of GPS signals. Such interference could reduce demand for GPS products in the future. Any resulting change in market demand for GPS products could have an adverse effect on our financial results.

Speculative Nature of Business.

     The profits of an enterprise involved in the hand held electronics industry are generally dependent upon many variables. Our customer appeal depends upon factors, which cannot be reliably ascertained in advance and over which we have no control, such as unpredictable critical reviews and appeal to the public.

We believe our products will be unsuccessful unless we establish market recognition quickly after we introduce our products.

     We believe it is imperative to our success that we obtain significant market share for our products quickly, before other competitors establish a significant market share. We believe that, if a market for products like ours develops, an early entrant that gains significant market share will dominate the market significantly reducing opportunities for competitors. We have very limited experience conducting marketing campaigns, and we may fail to generate significant interest. We cannot be certain that we will be able to build our brand and realize commercial acceptance of our products.

Government regulations and standards may harm our business and could increase our costs or reduce our opportunities to earn revenues.

     In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by governmental agencies, including the FCC and Department of Defense. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of, wireless communications and GPS technology. Additionally, it is uncertain how existing laws governing issues such as taxation, intellectual property, libel, user privacy and property ownership, will be applied to our services. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our services and increase our cost of doing business.

We depend on intellectual property rights and development of new products and the inability to obtain patents or develop new products may have an adverse effect on our ability to be profitable.

     Our success is partly dependent upon our intellectual property rights. Effective protection may not be available for these rights. There can be no assurance that a patent will provide adequate protection for the underlying technology. While we have patents covering our technology, there is no assurance that such patents will be able to prevent other companies from developing substantially similar products. In addition, litigation may be necessary in the future to enforce the intellectual property rights. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could negatively affect our business.

     We have a limited number of products in development. Developing additional products requires a substantial investment of time and money. We do not anticipate that we will be in a position to sell additional products in the foreseeable future. As such, our success is largely dependent on generating licensing revenue and successfully completing development of the Inforemer 2000.

Our future success is dependent upon our ability to retain key management.

     Our success is dependent upon the continued services of Robert C. Silzer, Sr., our chief Executive Officer and Chairman of the Board of Directors and upon the skills, experience and efforts of our key marketing and other management personnel. The loss of the continued services of any of these individuals could have a negative effect on our business.

Conflicts of Interest.

     We have engaged in transactions with our management in the past, and we can be expected to engage in such transactions in the future. In each case, the transactions are approved by our Board of Directors and are considered to be fair to and in the best interests of Inforetech.

Competition.

     We face competition in all aspects of our business. We compete for customers with other electronics and recreation companies, many of which have substantially greater assets and resources. Our primary competitors are companies such as Par View, Inc., ProLink, Inc. and UpLink Corp. We have entered into a letter of intent to acquire all of the capital stock of ProShot Golf, Inc. See "Recent Transactions".

     Our ability to compete successfully in the future will depend on several factors, including:

     . the cost effectiveness, quality, price, service and market acceptance of our products;

     . response to the entry of new competitors or the introduction of new products by competitors;

     . ability to keep pace with changing technology and customer requirements;

     .    timely development or acquisition of new or enhanced products; and

     .    timing of new product introductions by Inforetech or our competitors.

Acquisitions of companies may disrupt telecom wireless' business and distract management due to difficulties in assimilating personnel and operations.

     If we acquire a company, we could face difficulties in assimilating that company's personnel and operations. Acquisitions also involve the need for integration into existing administration, services marketing, and support efforts. These acquisitions and investments could disrupt its ongoing business, distract management and employees and increase its expenses. In addition, key personnel of the acquired company may decide not to work for us.

                        Risks Related to This Offering

Like many technology companies, our stock price is likely to be volatile, which may cause you to lose your investment and may result in costly litigation that could divert our resources.

     Stock markets have recently experienced dramatic price and volume fluctuations, particularly for shares of technology companies. These fluctuations can be unrelated to the operating performance of these companies. Broad market fluctuations may reduce the market price of our common stock and cause you to lose some or all of your investment. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

     .    announcements of technological or competitive developments;

     .    acquisitions or strategic alliances by us or our competitors;

     .    the gain or loss of a significant customer or order;

     . changes in estimates of our financial performance or changes in recommendations by securities analysts; and

     .    security breaches.

Future sales of our class A common stock registered for public sale by this registration statement could cause our stock price to plummet, adversely affecting our ability to raise funds in new stock offerings.

     After this offering, approximately 13,000,000 class A common stock shares may be sold on the public market as compared to 11,000,000 prior to this offering. If demand to purchase our shares is weak, our stock price could plummet and cause a significant loss of investment.

Our Common Stock is Penny Stock as defined in the Exchange Act and an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock.

     Our Stock is classified as penny stock which is traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the common stock.

There may be resale restrictions with respect to our common stock.

     Various state securities laws impose restrictions on transferring penny stocks and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for penny stocks, which makes selling them more difficult.

                          FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus that are not related to historical results, including statements regarding our business strategy and objectives and future financial position, are forward-looking statements within the meaning of the federal securities laws. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, we cannot assure that they will prove to be accurate. Actual results could be substantially different from those discussed in the forward-looking statements, due to a variety of factors, including unforeseen changes in regulatory policies, competition from other similar businesses, market factors and general economic conditions. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sales of the shares of common stock being offered by the selling security holders. We will receive the proceeds from the exercise of the warrants, when and if any warrants are exercised. We will use any proceeds for working capital.

                         MARKET PRICE FOR COMMON STOCK

     Our common stock was approved for trading on the OTC Bulletin Board under the symbol "WYRE" and commenced trading in January 2000. The trading market is limited and sporadic and should not be deemed to constitute an established trading market. The high and low sales prices of the common stock as reported on the OTC Bulletin Board for the time periods indicated are set forth on the table below. Sales prices do not reflect any commission or discount.


                                                 Price Range
                                              ----------------
                                               High       Low
                                              ------     -----
   Fiscal Year Ended December 31, 2000
   First Quarter                              $10.28     $5.00
   Second Quarter                             $ 9.50     $5.13

   Third Quarter                              $ 6.59     $4.38


     As of September 29, 2000, there were 11,076,522 shares of our class A common stock outstanding and we had approximately 100 shareholders of record.

                         TRANSFER AGENT AND REGISTRAR

     Our transfer agent is Signature Stock Transfer, Inc. located at 14675 Midway Road, Suite 221 Addison, TX 75001.

                                DIVIDEND POLICY

     We have never paid dividends on our common stock and we do not anticipate paying dividends in the foreseeable future, any earnings will be retained for use in our business.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read along with the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Overview:

     We are a development stage company and through our wholly owned subsidiary, Inforetech Golf Technology 2000, Inc. we have created a wireless pace of play information system, we call the Inforemer 2000, for golf courses. The Inforemer 2000 system uses data from global positioning satellites (GPS) managed and communicated through a variety of advanced technologies.

     In February, 2000, we completed an acquisition of Inforetech Golf. Pursuant to the terms of a Share Exchange and Finance agreement dated December 16, 1999, we issued 3,308,582 Class A common shares and 7,095,750 units consisting of Class B preference shares of Inforetech Holdings Ltd. and Class B special voting shares of Inforetech, in exchange for all the issued and outstanding shares of Inforetech Golf. As a result of this transaction, the former shareholders of Inforetech Golf held the majority of the shares of Inforetech and accordingly, the business combination was accounted for as a reverse takeover with Inforetech Golf as the deemed acquiror. The consolidated financial statements reflect the acquisition of Inforetech Golf by Inforetech and are deemed to be a continuation of Inforetech Golf. As a consequence, the comparative figures presented are those of Inforetech Golf.

     Since our inception, we have been engaged in research and development of our basic system. During the latter half of 1999, we brought in house a considerable portion of the research and development that it had formerly sub-contracted. This strategic decision enabled the company to better monitor the integration of the various technologies and to position itself for the transition from prototype to commercial production. This decision also resulted in a sharp increase in payroll costs as company employees replaced sub-contractors.

     We are currently conducting product evaluations. Early results from these evaluations indicate that the Inforemer 2000 is performing well in a number of respects; the results also indicate the need for further modifications in order to meet performance expectations. We anticipate that our product evaluations and modifications will continue into the fourth quarter of 2000 and we intend to commercialize the system following their successful completion.

     These forward looking statements reflect assumptions made by management and management's beliefs based on information currently available to it and they will be impacted by the company's ability to timely and successfully complete product development and testing, the outcome of end-user product evaluations, the available supply of units to meet anticipated market demand and obtaining additional financial resources. As of the date of this report, Inforetech believes that it has made significant progress toward identifying and completing the product refinements.

The Period August 1, 1999 To December 31, 1999 Compared To The Period August 11, 1998 To July 31, 1999

Sales Revenue.

     We had no sales revenue in either period.

     Operating expenses increased on a pro-rata basis in the period August 1, 1999 to December 31st, 1999 compared to the earlier period August 11, 1998 To July 31, 1999. The following table sets forth the operating expenses:

                                          Period August 1, 1999 to
                                      December 31, 1999 on a pro rata          Period August 1, 1999 to     Period August 11, 1998
                                      basis to period July 31, 1999               December 31, 1999            to  July 31, 1999
                                      -----------------------------               -----------------            -----------------

                                                             (dollars in thousands)
Administration                                     $1,154                               $  499                   $  627

Amortization                                           51                                   22                       11

Finance costs                                         641                                  277                      278

Marketing                                             571                                  247                      304

Research and Development                            1,788                                  773                    1,154

     Total Expenses                                $4,205                               $1,818                   $2,374

     Administration Expenses

     The increase in administration expenses is attributable to an increase in legal, audit, and consulting fees as well as employee related costs and lease costs as we grew our administration.

     Amortization

     The increase in amortization is a result of (1) an increase in the Fixed Asset base and (2) Fixed Assets acquired in the prior period incurred only half a year's depreciation in that period compared to a full years depreciation in subsequent years.

     Finance Costs

     The increase in finance costs is primarily due to the increase in finders and other fees incurred in order to obtain financing for Inforetech Golf.

     Marketing

     The increase in marketing expenses is attributable to an increase in salaries, traveling expenses, trade shows and promotional activities.

     Research and Development

     During the latter period there was a substantial increase on a pro-rata basis of research and development expenses over the prior period. The primary reasons for the increase are as follows: (1) corporate decision to accelerate the completion of the first stage of development; (2) the decision to bring in house a substantial part of the work that was formerly undertaken by sub-contractors; (3) a major increase in payroll costs as the company undertook a major hiring program of engineers and other technical staff.

     Scientific Research and Experimental Development Tax Credits

     Certain of the Inforetech Golf's research expenditures may be eligible for the Canadian Government Scientific Research and Experimental Development ("SR&ED") tax credit. Under this program, Canadian controlled private corporations (Inforetech Golf was a Canadian controlled private corporation up to February 2, 2000) can receive a refundable tax credit of up to 35% for qualifying SR&ED expenditures to a maximum limit of $2,000,000 in expenditures. Companies with expenditures over $2,000,000 can receive an investment tax credit of up to 20% for qualifying SR&ED expenditures.

     No determination has been made as to eligibility or amount of the investment tax credit. Any amounts received under the program would be applied against research and development expenditures in the period received.

Liquidity And Capital Resources.

     At December 31, 1999 we had bank indebtedness of $4,214 compared to $156,404 at July 31, 1999. Working capital was ($3,703,687) and ($3,005,204) at
December 31, 1999 and July 31, 1999 respectively.

     Operating activities used cash of $1,656,305 and $2,037,001 for the periods August 1, 1999 to December 31, 1999 and August 11, 1998 to July 31, 1999 respectively. The increase in cash usage on a pro-rata basis for the period August 1, 1999 to December 31, 1999 was principally caused by an increase in operating losses as we geared up our administration, marketing and research and develop departments.

  Financing for the period August 1, 1999 to December 31, 1999 provided cash of $1,930,545 consisting primarily of Loans, compared to $3,050,559 for the period August 11, 1998 to July 31, 1999 where the principal source of finance was Promissory Notes.

  We will require substantial additional financing to complete the current and long-term product development, marketing and working capital. On February 2, 2000, we raised $3,152,000 through a private placement of common stock of which $2,000,000 was used to repay loans of Inforetech Golf. There can be no assurances that any additional financing will take place or, if so, the terms thereof. To the extent of any shortfall in financing, our product development and commercialization programs will be delayed, curtailed or prevented and we may be required to suspend or substantially modify our operations.

Six-month period Ended June 30, 2000 compared to the six-month period ended June 30, 1999

Results of Operations.

  We had no revenue for the six-months ended June 30, 2000 or six-months ended June 30, 1999.

  The net loss for the six-months ended June 30, 2000 was $3,373,122 compared with a net loss of $1,160,313 for the six-months ended June 30, 1999.

  Administration expenses for the six-months ended June 30, 2000 were $837,709 compared to $342,057 for the same period in 1999. The increase was primarily due to a substantial increase in the amount of legal, audit and consulting fees incurred. In addition, administrative salaries increased period over period as we added to our administrative staff.

  Depreciation expense for the six-months ended June 30, 2000 was $27,909, compared to $5,781 for the same period in 1999. The increase was a result of an increase in the property and equipment asset base.

  Financing costs for the six-months ended June 30, 2000 were $415,578 compared to $157,360 for the same period in 1999. The primary reason for the increase was the $ 388,800 beneficial conversion charge related to a convertible loan.

  Marketing costs for the six-months ended June 30, 2000 were $538,473 compared to $186,982 for the same period in 1999. The primary reason for the increase was an increase in both salaries and trade show expenses.

  Research and development expenses for the six-months ended June 30, 2000 were $1,553,453 compared to $468,133 for the same period in 1999. The primary reasons for the increase were (1) acceleration of the completion of the first stage of development; (2) the bringing in house of a substantial part of the work that was formerly undertaken by sub-contractors; (3) and an increase in payroll costs as we undertook a major hiring program of engineers and other technical staff.

Liquidity and Capital Resources.

  At June 30, 2000 we had bank indebtedness of $212,580 compared to bank indebtedness of $69,628 at June 30, 1999 and $4,214 at December 31, 1999.

  For the six-months ended June 30, 2000 operating activities used cash of $2,067,674 compared to $1,027,124 for the same period in 1999. The principal reason for the increase in cash usage in the current period was the increase in the net loss as we expanded our administration, marketing and research and development departments.

  During the six-months ended June 30, 2000 we purchased property and equipment of $79,827 compared to $43,438 for the same period in 1999.

  For the six-months ended June 30, 2000 financing activities provided cash of $2,147,501. We raised $3,102,000 of equity through a private placement of common stock, $100,000 from the exercise of options and $300,000 from a convertible loan, from which loans and promissory notes of $1,562,865 were repaid.

  For the six-months ended June 30, 1999, financing activities provided cash of $1,070,562. We raised $477,251 of equity and $599,850 in loans and promissory notes.

  For the six-months ended June 30, 2000, $543,720, of convertible notes were converted to shares of our class A common stock and shares of our class A common stock were issued for $294,253 of services.

  Since June 30, 2000 we acquired additional financing of $1,000,000 through the issuance of convertible notes; $1,000,000 through the issuance of a convertible debenture; and $1,000,000 through the sale of 222,223 shares of class A common stock. We will require substantial additional financing to complete current and long-term product development, marketing and working capital.

  We have historically relied upon sales of our common stock, debt instruments and loans from our founder to finance research and development, marketing and operations. Additional financing will be required for current and long-term research and development, marketing and working capital. We continue to pursue opportunities for a private equity offering and/or debt financing. There can be no assurances that any additional financing will take place or, if so, the terms thereof. To the extent of any shortfall in financing, our product development and commercialization programs will be delayed, curtailed or prevented, and we may be required to suspend or substantially modify our operations.

Quantitative and Qualitative Disclosure about Market Risks.

  The SEC's rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments that are sensitive to future changes in interest rates, currency exchange rates, commodity prices and other market factors. We are not exposed to market risks from changes in foreign currency exchange rates, commodity prices or other market factors. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes.

Inflation.

  We do note believe that inflation has had a material effect on our business over the past two years.

Year 2000 Issues.

  The Year 2000 computer problem refers to the potential for system and processing failure of date-related data as a result of computer-controlled systems using two digits rather than four digits to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as ''00'' as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations including a temporary inability to process transactions, send invoices or engage in similar normal business activities. To date, we have not experienced any Year 2000 issues with any of our internal systems or services, and we do not expect to experience any.

Recent Accounting Pronouncements.

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," ("SFAS No. 130"), which is effective for financial statements issued for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defined comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Inforetech's only current component of comprehensive income is foreign currency translation adjustment. We adopted SFAS No. 130 for our fiscal year beginning January 1, 1998. Adoption of SFAS No. 130 did not have a material effect on Inforetech's financial statement presentation and disclosures.

  In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" and which is effective for financial statements issued for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. SFAS No. 131 also establishes standards for disclosures by public companies regarding information about their major customers, operating segments, products and services, and the geographic areas in which they operate. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 requires comparative information for earlier years to be restated. Inforetech operates in only one segment, the manufacture and sale of cartonboard packaging materials. We adopted SFAS No. 131 for our fiscal year beginning January 1, 1998. Adoption of SFAS No. 131 did not have a material effect on Inforetech's financial statement presentation and disclosures.

  In February 1998, the Financial Accounting Standards Board issued Statement No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits" ("SFAS No. 132"), which is effective for financial statements issued for fiscal years beginning after December 15, 1997. SFAS No. 132 revises employers' disclosures about pension and other post retirement benefit plans. SFAS No. 132 requires comparative information for earlier years to be restated. Inforetech does not have any pension or other post retirement benefit plans. We adopted SFAS No. 132 for our fiscal year beginning January 1, 1998. Adoption of SFAS No. 132 did not have a material effect on Inforetech's financial statement presentation and disclosures.

  In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS No. 133 also addresses the accounting for hedging activities. We will adopt SFAS No. 133 for our fiscal year beginning January 1, 2001. Inforetech currently does not have any derivative instruments nor is it engaged in any hedging activities, thus Inforetech does not believe that implementation of SFAS No. 133 will have a material effect on our financial statement presentation and disclosures.

                                   BUSINESS

Overview

  Inforetech is a development stage technology company, which has created a pace-of-play information system, Inforemer 2000, for golf courses. The Inforemer 2000 system uses data from global positioning satellites (GPS), managed and communicated through a variety of advanced technologies, to provide, among other things, pace-of-play information to golf course managers and "game and shot management" to golfers. Inforetech believes that the Inforemer 2000 is the only GPS information system which is completely portable, as opposed to being mounted on a golf cart, and that this will provide a competitive advantage. Inforetech intends to install the Inforemer 2000 system in three to four North American golf courses on a test basis by late fall of 2000 to enable it to attempt to fine tune and balance the various components.

Inforetech's objective is to have the system ready for commercial distribution by the fourth quarter of 2000.

Industry

  As one of the oldest organized sports in the world, golf is enjoyed by over 30 million Americans. The game's ongoing vitality is evidenced by its ability to attract participants from all demographic strata and skill groups. The game has been transformed from a sport enjoyed by a few, to a sport enjoyed by a broad cross-section of society. According to the National Golf Foundation's 1999 publication "A Strategic Perspective on the Future of Golf," prepared collaboratively by the National Golf Foundation and the international management consulting firm, McKinsey & Company, golf has enjoyed explosive growth over the last 50 years. Over the more recent past, there has also been a strong growth in golf course investment.

  The number of United States golfers has grown from 3.5 million in 1950 to over 30 million today, making it one of the most widely enjoyed leisure pastimes. In 1950, nearly two out of three golf courses were restricted to members and their guests. Today, that ratio has reversed, and public access golf courses now represent over 70% of all golf facilities in the United States.

  According to the National Golf Foundation, North American golfers play more than 600 million rounds of golf annually on over 18,000 golf courses in America.

  Inforetech believes that golf is a high growth activity whose popularity coincides with the affluence of the baby boomer generation, which is turning to golf as a healthy leisure activity. The National Golf Foundation believes that over 2,000 new golf courses are being planned or are under construction in North America. Golf also enjoys significant popularity outside of North America. Over 50 million golfers play on more than 37,000 courses worldwide.

Products

Traditional Attributes of Golf Which Create an Opportunity for GPS Systems Such As Inforemer 2000

  Inforetech believes that pace-of-play is a major concern for golf course owners and managers, as it directly impacts on both revenue potential and bottom line results of golf facilities. Research on golf course operations undertaken by the National Golf Foundation appears to support Inforetech's view of the pace-of-play issue. Simply stated, pace-of-play is shorthand for the speed by which golf twosomes or foursomes move through the golf course. Because a foursome cannot proceed to the next hole until the foursome in front of them has completed the hole, one slow foursome can slow down an entire golf course. This reduces the number of paying golfers that can work through the course, and frustrates the vast majority of golfers that wish to play through the course in a timely fashion.

  A major cause of slow foursomes is the time that players take attempting to eyeball the distance to the flagstick or using course markers to determine it. Players regularly consult their partners, or walk part way to the flagstick to locate markers, or to otherwise better judge distance, in order to select a suitable club. The result is slow play, reduction in paying golfers working through the course and reduction in golfers' enjoyment and loyalty which in turn reduces golfer participation at facilities. All of these result in reduced revenues.

  The traditional system of course marshals moving players through a course is of limited effectiveness, as it is not always immediately apparent where the slow foursome is located, it is time-consuming for the marshal to travel from point to point, and the marshal can only be in one place at a time.

Technical Description of Inforemer 2000

  The Inforemer 2000 is a comprehensive data network having the ability to collect data from the global positioning satellites (GPS) and transfer data between a central computer and a variety of peripherals including base station, repeater, mobile handsets and charging cradles. The method of data communication is unique to the Inforemer 2000 system and is achieved through a combination of wireless radio and infra red (IR) technologies, as well as hard wired phone and fiber optic cables all managed by internet protocols. Wireless radio is used to communicate with the handsets while in operation on the golf course; IR links fiber optic cabling and a dedicated internet connection is used to communicate with the handsets while being recharged on the charging cradles.

  Transmission Control Protocol/Internet Protocol (TCP/IP) is the communication protocol used by the pace-of-play system to ensure reliability and maximum system availability. TCP/IP provides virtually unlimited expandability and unparalleled reliability and flexibility to meet future technological enhancements thereby offering a continually advanced, unique and competitive pace-of-play system. The TCP/IP protocol facilitates remote updating of Clubhouse Computer and handset software via the internet. Every Inforemer 2000 system in operation will be updated with the latest software version in a transparent and trouble free manner for the golf course management and users.

  User golf courses will have a custom version of the proprietary software with maps and information relating to that specific golf course. The maps are created from digitized, image enhanced aerial photographs.

  The core technical features of the system are the ability to communicate with all the handsets in the field on a regular basis, and provide an accurate positioning reading at the handset that allows the golfer to read distances on the golf course. This is done through the use of a GPS device within the handset, working in unison with a radio link that provides error correction information from the clubhouse computer. This technology is known as Differential GPS ("DGPS").

Benefits of the Inforemer 2000 GPS System

Benefits to Golf Course Owners and Management

     Inforetech believes that the Inforemer 2000 system will be a valuable tool for managing a golf course. The system pinpoints course bottlenecks in real time, and in theory should significantly increase revenues through greater operational efficiencies and new revenue sources. The Inforemer 2000 system also allows course administrators to view and analyze data and statistics relating to the overall course operation and functionality. In particular, management benefits from the following:

     .    increased golf course revenue by increasing pace-of-play,

     . increased ability to sell food, beverage and pro shop items to golfers on the course,

     .    potential advertising revenues through handset advertising,

     . enhanced ability of course marshals/rangers to monitor and manage pace-of-play in an impersonal and non-offensive manner,

     . greater golfer satisfaction and playing enjoyment which enhances golfer loyalty and attracts new golfers,

     . management's ability to interact with all golfers on course, whether in carts or walking,

     .    system is truly portable, provides access to 100% of golf course,

     . monitors and manages tournament play and leader board, attracts tournaments to course,

     . provides messaging capability to each handset user from the pro shop (a prompt to speed up play) or to alert all golfers about an impending storm and provide emergency response access, and

     .    provides comprehensive custom prepared management reports.

Benefits to Golfers

     Inforetech believes the Inforemer 2000 will increase golfers' enjoyment of their golf game by providing them with accurate and real time data and information displayed by light, portable handsets attached to power carts, hand carts or carry bags. The handsets provide golfers with instant data relating to ball position and golf course information, which is needed to facilitate "game and shot management". In particular, Inforetech believes golfers will benefit from the following features:

     .    real time information to 100% of the golf course,

     .    instant drive measurements from the tee,

     . distance measurements to the flagstick, hazards, sand traps and land marks, constantly updated via DGPS technology,

     . detailed LCD screen layout of the entire golf course, each hole and each green including green contours,

     .    professional golf tips for each hole and course,

     . ability to order food, beverages and pro-shop supplies while on the course,

     .    receipt of important messages such as weather and storm advisories,

     .    emergency response access,

     .    detailed digital score card,

     . ability to request attendance of the course marshal/ranger, or notification of need for medical attention,

     .    increased pace-of-play,

     . instant access to Professional Golfers Association rules and local rules,

     .    access to tournament information,

     .    real time event information, and

     .    access to promotions and advertisements.

Marketing and Sales

General Business Plan

     Inforetech currently intends to install the Inforemer 2000 system in three to four golf courses in North America, by the fall of 2000. Because these installations are to test and fine-tune the system, Inforetech will not receive any revenues from these installations. Inforetech is attempting to get the Inforemer 2000 system completely fine-tuned and ready for the general golf course marketplace by the fourth quarter of 2000.

     Inforetech currently hopes to enter the marketplace in the fourth quarter of 2000, initially targeting high-end public courses, resort courses, semi-private and also some private courses located in North America as described below:

     Private golf courses - focus on quality of service to members. Apart from visitor fees, revenue is largely derived from membership dues. Potential course revenue enhancement will likely be less important than increased golfer satisfaction.

     Semi-private courses - are owned by members but open to the public (revenue subsidizes membership costs) or are owned privately but offering partial public playing privileges. Golf courses in this category are expected to be more receptive to increased revenue flows from additional rounds of golf, increased food and beverage sales, and from external advertising.

     Public golf courses - municipal governments or private ownership. Less commitment to a fixed clientele and, with generally lower fee structures, are likely to be more receptive to revenue enhancement opportunities. Many such courses accept advertising on course promotional material and scorecards. Payment terms will emphasize no initial capital outlay. Use of the system by golfers on public courses may be optional (golfer's choice), or required by course management. In each case the course owner can look to revenue enhancement from possible increased fees, additional advertising revenue, and increased numbers of golfers (the result of improved pace-of-play).

  Resort courses - in North America, resort destinations (eventually a global focus) will be strongly targeted. The trend for these types of developments is to include full family recreation facilities utilizing new technology often touted as a drawing card for attendance at the resort.

  In addition, while Inforetech's primary focus is North American, international opportunities will be reviewed and monitored as progress is made domestically. In this regard, Inforetech will attempt to establish appropriate and profitable international golfing contacts, and maintain contact with international firms who indicate an interest in the system. Ultimately, Inforetech hopes to establish an international sales network in Europe and Asia.

Marketing Strategy

  Inforetech's advertising and promotional strategy will focus on "brand recognition" of "Inforemer" 2000 pace-of-play systems, with a focus on the portable nature of our system and our commitment to "100%-of-course-coverage." Inforetech believes branding is a strategic advantage, and Inforetech hopes to develop, implement, monitor and strictly enforce graphic design specifications, including font, color and use of the brand.

  Inforetech's intended marketing activities include:

  . direct contact with golf course decision makers at trade shows and by personal contact, mail, advertising and telephone to inform them of our product,

  . soft-sell opportunities such as speaking at industry related conferences to establish and help solidify our position as a leader in the field, and

  .  quality media coverage to promote greater awareness of our system.

  Inforetech currently intends to implement these activities through a communications program consisting of the following traditional methodologies:

  .  brochures and print material

  .  web site and web site promotion

  .  trade shows

  .  trade magazines

  .  mail-outs

  .  newsletters

  .  foundations and associations

  .  multi-media programs

Manufacturing Process

  Inforetech has a limited in-house manufacturing capability at our Vancouver BC facility. Inforetech's manufacturing operation consists primarily of testing sub-assemblies and components purchased from third parties, the configuration, final assembly and testing of pre-production units. Inforetech also uses this facility for developing the manufacturing process and documentation in preparation for outsourcing to a turnkey supplier. Inforetech's future success will depend in significant part on the ability to obtain turnkey high volume manufacturing at low costs. Inforetech is currently dependent on sole source suppliers for certain key parts used in the product. Inforetech does not carry significant inventories of these parts and at this time does not have long-term supply arrangements.

Competition

  GPS based golf management systems installed in North America to date have been installed predominately at high-end resort courses principally by the suppliers indicated below.


         Company                           Founded        System     Mounting
         -------                           -------        ------     --------
         ProShot Golf, Inc. (1)               1994          Omni         Cart
         Newport Beach, CA
         ParView, Inc.                        1994         ParView       Cart
         Sarasota, Florida
         Player Systems Corporation           1996        Skylinks       Cart
         Charlestown, MA
         ProLink, Inc.                        N/A         ProLink        Cart
         Chandler, AZ
         UpLink Corp.  Austin, TX             1998         UpLink        Cart

________________________

     (1) We have entered into a letter of intent to acquire all of the capital stock of Proshot Golf, Inc.

     Inforetech has thoroughly investigated each of these companies and systems at several levels including:

     .  using competitor systems at golf courses,

     . discussions with our advisory board, golf course professionals and golfers about the advantages or disadvantages of these systems,

     .  discussions with personnel of competitor systems at golf trade shows,

     . and actual visits to competitor offices to discuss and review system features with competitor management and technical personnel.

  As a result of our research, Inforetech believes the Inforemer 2000 is the most accurate, user-friendly system with the most features and innovative technology available today. Further, the Inforemer 2000 is the only truly unrestricted portable system on the market using TCP/IP technology for transparent, real time service and support.

  Accordingly, while there are no assurances that Inforetech will be able to effectively compete in this industry, Inforetech believes that it can do so.

                                   PROPERTY

  The principal executive offices of Inforetech are located in Greater Vancouver BC Canada in an approximately 8000 square foot facility. The current lease expires in 2002 and has one three-year renewal option. We also leased a 2,500 square foot facility next to our main faculty in September 2000. The lease for this facility lease is for a three-month period and month-to-month thereafter. We believe that our facilities are adequate to meet our current needs and that our future growth can be accommodated by leasing additional or alternate space near our current facilities.


                                  MANAGEMENT

Directors, Executive Officers and Key Employees

  The following table sets forth the names and ages of our current directors, executive officers and significant employees. Our board of directors is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.



     Name                             Age         Position
     ----                             ---         --------
     Robert C.  Silzer, Sr.           53          Chairman of the Board, Chief
                                                  Executive Officer and Director

     Robert C.  Silzer, Jr.           34          President, Secretary,
                                                  Treasurer and Director

     John Regan                       57          Chief Financial Officer

     Jerry L.  Smith                  59          Director

     Graham Neathway                  64          Director

     William Kiss                     56          Director

     Terence H. Matthews              57          Director

Background and Experience

  Robert C. Silzer, Sr. is CEO and Chairman of the Board of Inforetech and Inforetech Golf. Mr. Silzer founded Inforetech Golf in 1997 and is a major shareholder of Inforetech. Mr. Silzer has extensive experience in managing both private and public corporations, in raising capital and introducing new products. In addition, he has considerable experience in marketing and sales, with numerous business contacts throughout North America, Europe and Asia. Mr. Silzer was financier and developer of the electronic bingo machine, a wireless hand-held gaming device. Mr. Silzer was founder and CEO of Supercart International, a privately held corporation, from 1985 to 1990.

  Robert C. Silzer, Jr. is President, Secretary, Treasurer and a Director of Inforetech and Inforetech Golf. Mr. Silzer started his relationship with Inforetech Golf in early 1996 on a consulting basis. He started full-time employment with the company in August 1998 as Project Manager and in April 1999 was appointed President. Mr. Silzer has significant experience in the development, manufacturing, sales and service of hand held electronic devices. Prior to joining Inforetech Golf, Mr. Silzer was employed by AGT Inc. from 1993 to 1998 as Executive Vice President. Mr. Silzer is the son of Robert C. Silzer, Sr.

  John Regan is the Chief Financial Officer of Inforetech. Mr. Regan began his relationship with Inforetech in 1999 and was appointed Chief Financial Officer in 2000. Mr. Regan brings to Inforetech more than 30 years of experience in the accounting profession and industry. From 1996 to 1997 Mr. Regan was Chief Financial Officer of Automed. Prior to 1996, Mr. Regan was Vice president of Finance of Electrovert Ltd., Corporate COntroller of Crane Canada Inc. and held various senior financial positions with RCA Canada. Mr. Regan is a graduate of University College Dublin (Ireland) and a fellow of the Institute of Chartered Accountants in England and Wales.

  Jerry L. Smith is a Director of Inforetech and Inforetech Golf. Mr. Smith is the Managing Member of Abacus Capital, LLC, a private investment firm. From 1986 to present, Mr. Smith has been President and majority owner of Gateway Group, Inc., a merger, acquisition, and investment banking firm specializing in manufacturing, distribution, and service companies. He is a Director of EndoBiologics, Inc., a protein based anti-microbial therapeutics developer, a Director of Centurion Technologies, Inc., an on-line web access software developer for instant data retrieval through "Smart Cards"; and is President and Director of Iconn Sports International, a manufacturer of high-end wakeboards, water skis, and accessories. Previously, Mr. Smith was a director of Digital Data Networks, Inc., a digital information systems operator and developer; a Director of AskRex.com, an interactive Internet travel service company and has owned and operated manufacturing, distribution, retail and financial companies. He was a founding Director of the Western Washington Youth Foundation and is a Seattle Pacific University Fellow.

  William Kiss joined Inforetech as a Director in August 2000. Mr. Kiss brings to Inforetech more than 35 years of engineering experience working with both private and public high-tech companies. Since January 1994, Mr. Kiss has been Vice President of Engineering for Ridgeway Research Corporation. Prior to 1994, Mr. Kiss served as President of Murata Erie Canada, a subsidiary of Murata Manufacturing Company in Japan, which manufactures sophisticated electronic products. Prior to becoming President of Murata Erie Canada, Mr. Kiss served as Vice President of Product Engineering, Vice President of Operations, Canada, Vice President and General Manager of Canada and International divisions, Vice President of Corporate Quality and Vice President of Operations, Semiconductor Division.

     Graham Neathway joined Inforetech as a Director in August 2000. Mr. Neathway brings to Inforetech more than 45 years of engineering experience working with both private and public corporations in the electronics engineering industry. Sine January 1992, Mr. Neathway has been President of Ridgeway Research Corporation, an organization focused on providing engineering consulting services with an emphasis on reducing manufacturing costs through strong industry relationships in Hong Kong and China. Prior to 1992 Mr. Neathway held Vice President positions with Mitel Corporation and Newbridge Networks Corporation, and also served as President of Trillium Telephone Systems and Elcombe Systems.

     Terence H. Matthews joined Inforetech as a Director in September 2000. Dr. Matthews is the Chairman and CEO of March Networks Corporation, a specialist in broadband IP networked video centric applications. Prior to joining March Networks, Dr. Matthews served as CEO and Chairman of Newbridge Networks Corporation which he founded in 1986. Prior to the development of Newbridge Networks, Dr. Matthews served in various capacities at Mitel Corporation which he co-founded in 1972. Dr. Matthews is also the founder and principle investor in Celetic House International, an international venture capital firm. Dr. Matthews serves as Chairman of CrossKeys Systems Corporation, Convedia Corporation and Tundra Semiconductor Corporation. Dr. Matthews holds an honors degree in Electronics from the University College of Wales and an honorary Doctor of Technology degree from the University of Glamogan, Wales and a Doctor of Engineering degree from Carleton University, Canada.

                            EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during fiscal year ended December 31, 1999 to Inforetech's Chief Executive Officer. No officer of Inforetech received annual compensation in excess of $100,000 per annum.

Summary Compensation Table

              Name and
         Principal Position             Year             Salary
         ------------------             ----             ------

     Robert C. Silzer                   1999            $17,700
     Chief Executive Officer

Compensation Agreements

     We have no long-term employment or consulting agreements with any of our executive officers or directors.

Board of Directors

     During the year ended December 31, 1999, the board of directors met nine times; certain corporate actions were also conducted by unanimous written consent of the board of directors. Directors receive no compensation for serving on the board of directors, but are reimbursed for any out-of-pocket expenses incurred in attending board meetings. We have no audit, nominating or compensation committees or committees performing similar functions.

Stock Option Plan

     Effective February 2, 2000 our directors and stockholders approved our 2000 Stock Option Plan. The purpose of the plan is to provide additional incentives to those directors, officers, and key employees and consultants of the company and its subsidiaries whose substantial contributions are essential to the continued growth and success of the company's business in order to strengthen their commitment to Inforetech, to motivate them to faithfully and diligently perform their assigned responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of Inforetech. To accomplish this purpose the plan provides that Inforetech may grant incentive stock options or nonqualified stock options.

     The plan is to be administered by the board of directors. The board is empowered to select those directors, officers, key employees or consultants of the company or its subsidiaries eligible to receive stock options under the plan. The board is also empowered to determine the number of incentive stock options and nonqualified stock options to be granted each optionee, to construe and interpret the plan, and to amend and revoke rules and regulations for the administration of the plan.

     A total of 4,000,000 shares of our class A common stock are authorized for issuance under the plan. The purchase price or the manner in which the purchase price is to be determined for shares under each option is to be set forth by the board provided that the purchase price per share for an incentive stock option shall not be less than 100% of the fair market value of a share at the time the option is granted.

     The terms pertaining to the exercise of any option granted under the plan shall be determined by the board, provided that no option shall be exercisable more than 10 years after the date it is granted. The board may accelerate the exercisability of any option or portion thereof at any time.

     The plan will terminate, unless amended by the board, on the day before the tenth anniversary of the effective date, which is February 2, 2010.



        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of September 29, 2000 with respect to the beneficial ownership of the common stock of Inforetech by each beneficial owner of more than 5% of the outstanding shares of common stock of Inforetech, each director, each executive officer and all executive officers and directors of Inforetech as a group, (i) the number of shares of common stock owned by each such person and group and (ii) the percent of Inforetech's common stock so owned.

     As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. The address of those persons for which an address is not otherwise indicated is: 550 - 152/nd/ Street, Suite 214 Surrey, British Columbia V35-8E7



                               Number of Shares of    Percentage of Outstanding
                                  Common Stock               Common Stock
   Name of Beneficial Owner    Beneficially Owned       Beneficially Owned (1)
   ------------------------    ------------------       ----------------------

Robert Silzer, Sr.               5,581,750 (2)                  28.94%

Robert C. Silzer, Jr.              850,000 (3)                   4.41%

Jerry L. Smith                     548,000 (4)                   2.84%

William Kiss                        50,000 (5)                    .26%

Graham Neathway                     50,000 (6)                    .26%

Terence C. Matthews                 50,000 (7)                    .26%
                                 ---------                      -----
All Officers and Directors       7,129,750                      36.97%
As a Group (six persons)

     (1) Common stock subject to options or warrants currently exercisable, or exercisable within 60 days, is deemed outstanding for purposes of computing the percentage of the person holding such options or warrants (including the percentage of all officers and directors as a group), but is not deemed outstanding for purposes of computing the percentage for any other person. Percentages based on 11,076,522 shares of class A stock and 7,002,030 shares of class B stock outstanding as of September 29, 2000.

     (2) Includes (i) 4,470,750 shares of class B stock owned of record by Robert Silzer, Sr., (ii) 525,000 shares of class B stock owned of record by Robert Silzer, Sr.'s wife, Madj Silzer, (iii) 425,000 options owned by Robert Silzer, Sr. to purchase shares of class A stock at $1.00 per share (as to 375,000 options) and $3.00 per share (as to 50,000 options), and (iv) 161,000 shares of class A stock which Robert Silzer, Sr. may obtain beneficial ownership of via the conversion of $161,000 in convertible notes, which notes are convertible into shares at $1.00 per share, and which notes are owned by RCS Financial Group, an affiliate of Robert Silzer, Sr.

     (3) Includes (i) 525,000 shares of class B stock and (ii) 325,000 options owned by Robert Silzer, Jr. to purchase shares of class A stock at $1.00 per share (as to 275,000 options) and $3.00 per share (as to 50,000 options).

     (4) Includes (i) 125,000 options owned by Jerry Smith to purchase shares of class A stock at $1.00 per share (as to 75,000 options) and $3.00 per share (as to 50,000 options) and (ii) 24,000 warrants owned by Jerry Smith convertible into shares of class A stock at $2.00 per share.

     (5) Includes 50,000 options owned by William Kiss to purchase shares of class A common stock at $7.00.

     (6) Includes 50,000 options owned by Graham Neathway to purchase shares of class A common stock at $7.00.

     (7) Includes 50,000 options owned by Terence H. Matthews to purchase shares of class A common stock at $5.00.

     We believe that the beneficial owners of securities listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants (including the percentage of all officers and directors as a group), but are not deemed outstanding for purposes of computing the percentage of any other person.

              LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. If we permit indemnification for liabilities arising under the Securities Act to directors, officers or controlling persons under these provisions, we have been informed that, in the opinion of the Securities and

Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Fernando Carranza, a former President and Director of Diversified Financial Services, Inc. predecessor to Inforetech, received 4,545,000 shares of Inforetech's common stock for work on Inforetech's business plan on March 15, 1999. The shares held by Mr. Carranza were canceled as of December 10, 1999.

     Jackie L. Kruger, a former Secretary, Treasurer and Director of Inforetech, received for administrative services 10,000 shares of Inforetech's common stock on March 15, 1996, an additional 100 shares were issued to her on March 15, 1998 as a correction to the issuance of stock dated March 15, 1996. Inforetech's 90,900 shares of common stock were issued to her per a stock split on December 31, 1998 and an additional 4,444,000 shares were issued to her per a stock split on February 8, 1999. The shares held by Ms. Kruger were canceled as of December 10, 1999.

     Pursuant to the Share Exchange Agreement dated as of December 16, 1999, Inforetech issued to Robert Silzer, Sr., the Chief Executive Officer and Chairman of the Board of Inforetech, 4,470,750 shares of class B stock and options to acquire 425,000 shares of class A stock.

     Pursuant to the Share Exchange Agreement dated as of December 16, 1999, Inforetech issued to Robert C. Silzer, Jr., the President, Secretary, Treasurer and a Director of Inforetech, 525,000 class B stock and options to acquire 325,000 shares of class A stock.

     Pursuant to the Share Exchange Agreement dated as of December 16, 1999, Inforetech issued to other members of the Silzer family 2,100,000 shares of class B stock and options to acquire 300,000 shares of class A stock.

     Pursuant to the Share Exchange Agreement dated as of December 16, 1999, Inforetech entered into certain Put and Call Agreements with members of the Silzer Family.

     Pursuant to the Share Exchange Agreement dated as of December 16, 1999, Inforetech purchased 67.15% of the issued class A voting shares of Inforetech Golf Inc. from the Silzer Family.

     Pursuant to the Subscription Agreement dated as of September 8, 2000, Inforetech will issue to Dr. Terrence Matthews, a director of Inforetech, 222,223 shares of class A common stock for an aggregate amount of $1,000,000.

                           DESCRIPTION OF SECURITIES

General

     As of the date of this prospectus, the authorized capital stock of our Company consists of 110,000,000 shares $0.001 par value, per share of common stock of which 100,000,000 are designated class A common stock which 11,076,522 shares are issued and outstanding; and 10,000,000 shares of Class B Special Voting Common Stock, $0.001 par value, of which 7,002,030 shares are issued and outstanding. There are approximately 100 shareholders of record.

     The following is a description of our securities taken from provisions of our Articles of Incorporation and By-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Articles of Incorporation and By-laws as currently in effect.

Common Stock

     The authorized capital stock of Inforetech consists of 110,000,000 shares of common stock, $.001 par value per share. All shares of common stock have one vote and vote together as a single class. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the Directors.

     Upon liquidation, dissolution or winding up, our assets, after the payment of our liabilities, will be distributed pro rata to the holders of the class A
                                        --- ----
common stock. The holders of the class A and class B common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

     Holders of Class A common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available for the payment of dividends. We have not paid any cash dividends on the common stock, and it is unlikely that any dividends will be declared in the foreseeable future.


              DESCRIPTION OF THE DEBT SECURITIES AND THE WARRANTS

Series A Eight Percent (8%) Convertible Notes Due August 4, 2003

     The securities being offered by certain of the selling security holders include shares of class A common stock that are issuable upon the conversion of convertible notes and upon the exercise of warrants that we issued in a private offering on August 4, 2000. The notes sold in that offering were in the original aggregate principal amount of $1,000,000 and bear interest at 8% per annum .

     The notes are convertible into our class A common stock at a rate equal to the lower of $5.25 or 75% of the average closing bid price for the class A common stock during the 5 trading days immediately preceding the conversion date. However, the notes may not be converted into common stock, nor may the holder receive shares in payment of interest, if the note holder and any affiliate would, as a result, beneficially own more than 4.9% of our issued and outstanding shares of common stock.

8% Convertible Debenture Due August 4, 2005

     The securities being offered by certain of the selling security holders include shares of class A common stock that are issuable upon the conversion of convertible debentures and upon the exercise of warrants that we issued in a private offering on August 4, 2000. The debentures sold in that offering were in the original aggregate principal amount of $1,000,000 and bear interest at 8% per annum.

     The debentures are convertible into our class A common stock at a rate equal to the lower of $5.25 or 75% of the average of the lowest three closing bid prices during the ten trading days immediately preceding the conversion date. However, the debentures may not be converted into common stock, nor may the holder receive shares in payment of interest, if the debenture holder and any affiliate would, as a result, beneficially own more than 4.9% of our issued and outstanding shares of common stock. This limitation could be waived by the holder as to itself by giving 5 days prior notice to us. Further, as a separate restriction, a holder may not convert the debentures into common stock, nor may the holder receive shares in payment of interest, if as a result, he together with his affiliates would beneficially own in excess of 10% of our issued and outstanding common stock.

     If a selling security holder transfers its notes, debentures or warrants prior to conversion or exercise, the transferee of the debentures or warrants may not sell the shares of common stock issuable upon conversion or exercise of the debentures or warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us.

Warrants

     . Augustine Warrants - five-year warrants to purchase up to100,000 shares of our class A common stock were issued to Augustine Capital Investment issued in connection with the Securities Purchase Agreement, dated as of August 4, 2000 for the purchase of Inforetech's $1,000,000 Series A Eight Percent (8%) Convertible Notes Due 2003. The Augustine Warrants are exercisable at a price of $6.25;

     . Shaar Warrants - five-year warrants to purchase up to 100,000 shares of our class A common stock were issued to The Shaar Fund Ltd. in connection with the Securities Purchase Agreement, dated as of August, 2000 for the purchase of Infortech's $1,000,000 8% Convertible Debenture Due August 4, 2005. The exercise price of the Shaar Warrants is adjustable and determined according to the terms of the common stock purchase warrant; and

     . TMR Warrants - warrants issued to purchase up to 230,000 shares of our class A common stock were issued to TMR Investments 1, L.L.C. in exchange for 230,000 shares of Inforetech Golf 2000, Inc. that were issued to TMR upon conversion of the principal and accumulated interest due to TMR as the assignee of the Loan Agreement, dated September 2, 1998 by and between Inforetech Golf 2000, Inc. and Abacus Capital, L.L.C.; and warrants to purchase up to 200,000 shares of class A common stock which were issued to TMR by Abacus Capital L.L.C. The exercise price of the TMR Warrants is $2.00.

     The exercise price of each of the warrants will be adjusted in a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the common stock. In a liquidation, dissolution or winding up, holders of the warrants, unless exercised, will not be entitled to participate in our assets. Holders of the warrants will have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends will be declared on the warrants.

Registration Rights

     We agreed to file a Registration Statement to register under the Securities Act all of the class A common stock to be issued upon exercise of the warrants and upon conversion of the notes and the debenture. This prospectus is a part of that Registration Statement. We also agreed to include in the Registration Statement the 20,000 shares of class A common stock issued to Abacus Capital L.L.C. as consideration for the loan made to Inforetech Golf pursuant to the Loan Agreement between Inforetech Golf and Abacus Capital, L.L.C., dated September 2, 1998 and 230,000 shares of class A common stock and 430,000 shares of class A common stock issuable upon exercise of TMR warrants held by TMR Investments 1, L.L.C. We agreed to pay all expenses for registration of the securities. In addition, we agreed to comply with all necessary state securities laws so as to permit the sale of the common stock by the investors.

     We agreed to use our best efforts to cause this Registration Statement to become effective on or before February 2, 2001. We also agreed that, if this Registration Statement has not been declared effective by the close of business on February 2, 2001, we will pay certain liquidated damages for each day from February 2, 2001 until the effective date of the Registration Statement. In addition, we agreed that, if the Registration Statement has not been declared effective by the close of business on June 2, 2001, we will pay additional liquidated damages.

                        NEVADA ANTI-TAKEOVER PROVISIONS

     The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to Inforetech. Section 78.438 of the Nevada law prohibits us from merging with or selling Inforetech or more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the Inforetech shares, unless the transaction is approved by Inforetech's Board of Directors. The provisions also prohibit us from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of Inforetech.

                              PLAN OF DISTRIBUTION

     The selling security holders and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling security holders will sell any or all of the common stock in this offering. The selling security holders may use any one or more of the following methods when selling shares:

     . Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account; an exchange distribution following the rules of the applicable exchange; Privately negotiated transactions; short sales or sales of shares not previously owned by the seller; Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; A combination of any such methods of sale; or any other lawful method

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling security holders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated.

     The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling security holders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling security holders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify Inforetech and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

     If we are notified by the selling security holder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling security holder and the broker-dealer.

                           SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding beneficial ownership of common stock of each selling security holder and as adjusted to give effect to the sale of the common stock offered through this prospectus.

                                        Number of          Number of
                                       Shares Held          Shares         Number of Shares       Percentage Owned
                                      Prior to this          Being            held after         Upon Completion of
Name of Beneficial Owner               Offering (1)       Registered         this Offering       Number offering (2)
------------------------              --------------      ----------       ----------------      ------------------
Abacus Capital LLC                         20,000             20,000                20,000                 .10%
Augustine Capital Management (3)                -            500,000                     -                2.67%
The Shaar Fund Limited (4)                      -            600,000                     -                3.06%
TMR Investments 1 LLC (5)                 230,000            660,000               230,000                3.36%
     Total                                      -          1,805,000                                      9.19%

_______________

(1) Other than Abacus Capital and TMR Investments, to the best of our knowledge, none of the selling security holders are owners of any shares of class A common stock and will only become holders upon conversion of the notes or the debenture or upon exercise of their respective warrants.

(2) Common stock subject to conversion of the notes, the debentures or exercise of the warrants, is deemed outstanding for purposes of computing the percentage of the person holding such notes, debentures or warrants, but is not deemed outstanding for purposes of computing the percentage for any other person. Percentages based on 11,076,522 shares of class A stock and 7,002,030 shares of class B stock outstanding as of September 29, 2000.

(3) Includes: (i) 301,703 shares issuable upon conversion of the Series A 8% Convertible Notes and related potential interest expense; (ii) 123,297 shares representing reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to the conversion of the Series A 8% Convertible Notes; and (iii) 100,000 shares issuable upon exercise of the Augustine Warrants. The number of shares of common stock issuable upon conversion of the notes and as payments of interest thereon is dependent in part upon the market price of the common stock prior to a conversion and is subject to certain conversion limitations. As such, the number of conversion shares included in the table for this selling security holder represents a good faith estimate of the number of shares of common stock issuable upon conversion of the notes and as payment of interest thereon. See "Description of Debt Securities and Warrants."

(4) Includes: (i) 347,238 shares issuable upon conversion of the 8% Convertible Debenture and related potential interest expense, and (ii) 152,762 shares representing reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to the conversion of the 8% Convertible Debenture.; and (iii) 100,000 shares issuable upon exercise of the Shaar Warrants. The number of shares of common stock issuable upon conversion of the debenture and as payments of interest thereon is dependent in part upon the market price of the common stock prior to a conversion and is subject to certain conversion limitations. As such, the number of conversion shares included in the table for this selling security holder represents a good faith estimate of the number of shares of common stock issuable upon conversion of the debenture and as payment of interest thereon. See "Description of Debt Securities and Warrants."

                               LEGAL PROCEEDINGS

     We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against Inforetech has been threatened.

                                    EXPERTS

     The consolidated financial statements of Inforetech for the fiscal year ended December 31, 1999 included in this prospectus and Registration Statement have been audited by Lemieux Deck Millard Bond independent certified accountants, as indicated in their report, a copy of which is attached to this prospectus, and are included in this prospectus in reliance upon authority of Lemieux Deck Millard Bond as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the securities offered hereby are being passed upon for us by Loeb & Loeb, LLP, Los Angeles, California.

                       CHANGES IN CERTIFYING ACCOUNTANTS

     Effective as of July 13, 2000, we dismissed Lemieux Deck Millard Bond. The decision to change accountants was approved by the Board of Directors of Inforetech.

     The report of Lemieux of Inforetech's balance sheet as of December 31, 1999 and the related statement of stockholders' equity at December 31, 1999, and statement of cash flows for the year ended December 31, 1999 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles except as to the ability of Inforetech to continue as a going concern.

     During the fiscal year ended December 31, 1999 and the interim period subsequent to December 31, 1999 through July 13, 2000, there were no disagreements between Inforetech and Lemieux as to any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Lemieux, would have caused it to make a reference to the subject matter of the disagreement in connection with its report on the financial statements for such periods within the meaning of Item 304(a)(1)(iv)(A) of Regulation S-B. During the fiscal year ended December 31, 1999 and the interim period subsequent to December 31, 1999 through July 13, 2000, there have been no reportable events (as defined in Item 304(a)(1)(iv)(B) of Regulation S-B). Lemieux has furnished Inforetech with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements. A copy of this letter is included as an exhibit to this Report on Form 8-K.

     We engaged the firm of Ernst & Young LLP on July 13, 2000 as independent auditors for our fiscal year ending December 31, 2000 to replace Lemieux. The board of directors approved the selection of Ernst & Young LLP as independent auditors. Inforetech has not consulted Ernst & Young LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements or any matter that was either the subject of a disagreement or a reportable event within the meaning of Item 304(a)(1) of Regulation S-B.

                            ADDITIONAL INFORMATION

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act covering the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits some of the information described in the registration statement under the rules and regulations of the Commission. For further information on Inforetech Wireless Technology and the common stock offered by this prospectus, please refer to the registration statement and the attached exhibits. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy filed as an exhibit to the registration statement; each of these statements is qualified in all respects by that reference. The registration statement and exhibits can be inspected and copied at the public reference section at the Commission's principal office, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Commission's Regional Offices located at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048 and through the Commission's Web site (http://www.sec.gov). Copies may be obtained from the Commission's principal office upon payment of the fees prescribed by the Commission.

                                INFORETECH GOLF
                              TECHNOLOGY 2000 INC.
                         (a development stage company)
                                  CONSOLIDATED
                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                                    (U.S.$)

1.  Auditors' Report
2.  Consolidated Statement of Operations and Deficit
3.  Consolidated Balance Sheet
4.  Consolidated Statement of Stockholders' Equity
5.  Consolidated Statement of Cash Flows
6.  Notes to the Consolidated Financial Statements.

AUDITORS' REPORT



To the Directors of
InForetech Golf Technology 2000 Inc.

We have audited the consolidated balance sheet of InForetech Golf Technology 2000 Inc. as at December 31, 1999 and the consolidated statements of operations and deficit, stockholders' equity and cash flows for the period from July 31, 1999 to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted audited standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and the results of its operations and the changes in its cash flows for the period then ended in accordance with generally accepted accounting principles.


/s/ Lemieux Peck Millard Bond
Chartered Accountants
Langley, British Columbia
January 20, 2000

INFORETECH GOLF TECHNOLOGY 2000 INC.
(a development stage company)
CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
(U.S.$)


                                                                                                 Total from
                                                                                                 inception
                                               August 1,                                        (August 11,
                                                1999 to                 August 11,                1998) to
                                              December 31,                1998 to               December 31,
                                                  1999                 July 31, 1999                1999
                                        --------------------      -------------------      ------------------
EXPENSES
Administration                                   $   498,741              $   626,867             $ 1,125,608
Amortization                                          21,727                   11,099                  32,826
Finance costs                                        277,239                  277,995                 555,234
Marketing                                            246,936                  303,667                 550,603
Research and development                             773,266                1,153,966               1,927,232
                                        --------------------      -------------------      ------------------
NET LOSS                                          (1,817,909)              (2,373,594)             (4,191,503)
DEFICIT, BEGINNING                                (3,428,712)
Deficiency on acquisition of subsidiary
 company acquired in a related party
 transaction (Note 3)                                                      (1,055,118)             (1,055,118)
                                                                  -------------------      ------------------
DEFICIT, ENDING                                  $(5,246,621)             $(3,428,712)            $(5,246,621)
                                        ====================      ===================      ==================

INFORETECH GOLF TECHNOLOGY 2000 INC.
(a development stage company)
CONSOLIDATED BALANCE SHEET
(U.S.$)


                                                               December 31,                 July 31,
                                                                   1999                       1999
                                                         --------------------      ----------------------
ASSETS
CURRENT ASSETS
Accounts receivable                                               $    83,507                 $    16,641
Prepaid expenses and deposits                                          47,786                       8,557
                                                         --------------------      ----------------------
                                                                      131,293                      25,198
PROPERTY AND EQUIPMENT, net (Note 4)                                  204,068                     103,745
                                                         --------------------      ----------------------
                                                                  $   335,361                 $   128,943
LIABILITIES
CURRENT LIABILITIES
Bank indebtedness (Note 5)                                        $     4,214                 $   156,404
Accounts payable and accrued liabilities                              526,261                     350,288
Loans payable (Note 6)                                              1,500,000                     500,000
Convertible promissory notes- Series A (Note 7)                       100,000                     225,000
- others (Note 7)                                                     834,759                     838,241
Promissory notes payable, related parties (Note 8)                    869,746                     960,469
                                                         --------------------      ----------------------
COMMITMENTS AND CONTINGENCIES (Note 13)                             3,834,980                   3,030,402

STOCKHOLDERS' EQUITY (Note 9)
Common stock, without par value
Authorized:
50,000,000 Class A, participating shares
50,000,000 Class B, participating shares
50,000,000 Class C, non-participating shares
Issued:
9,269,667 Class A common shares (July 31, 1999;
 8,025,000 shares)                                                  1,747,001                     527,251

100,000 Class C common shares (July 31, 1999; 225,000
 shares)                                                                    1                           2

Accumulated deficit                                                (5,246,621)                 (3,428,712)
                                                         --------------------      ----------------------
                                                                   (3,499,619)                 (2,901,459)
                                                         --------------------      ----------------------
                                                                  $   335,361                 $   128,943
                                                         ====================      ======================

INFORETECH GOLF TECHNOLOGY 2000 INC.
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(U.S.$)

                                           Class A                       Class C
                                        Common Stock                  Common Stock                                 Total
                               --------------------------------------------------------                            Stock-
                                   Number                          Number                     Accumulated         holders'
                                  of Shares        Amount        of Shares       Amount         Deficit            Equity
                               --------------------------------------------------------------------------------------------
Issue of common stock on                         $        1                         $         $                 $         1
 organization of the Company              1

Issue of common shares for
 purchase of InForetech Golf      5,250,000               1                                                               1
 Technology Inc.

Issue of common stock for           404,250             404                                                             404
 services
Issue of common stock for cash    2,070,749         226,845                                                         226,845
Issue of convertible                                               525,000            5                                   5
 promissory notes
Conversion of $300,000 of
 promissory notes                   300,000         300,000       (300,000)          (3)                            299,997

Deficiency on acquisition of                                                                   (1,055,118)       (1,055,118)
 subsidiary company

Net loss                                                                                       (2,373,594)       (2,373,594)
--------
                                                                                       ------------------     -------------
Balance, July 31, 1999            8,025,000      $  527,251        225,000          $ 2       $(3,428,712)      $(2,901,459)

Issue of common stock for            40,000          40,000                                                          40,000
 services
Issue of common stock for cash      399,667         324,750                                                         324,750
Exercise of stock purchase           50,000         100,000                                                         100,000
 warrants
Conversion of $125,000 of
 promissory notes                   125,000         125,000       (125,000)          (1)                            124,999

Issue of common stock to            600,000         600,000                                                         600,000
 settle debt
Issue of common stock for            30,000          30,000                                                          30,000
 interest

Net loss                                                                                       (1,817,909)       (1,817,909)
--------                             m                                                 ------------------     -------------
Balance, December 31, 1999        9,269,567      $1,747,001        100,000          $ 1       $(5,246,621)      $(3,499,619)
                               ============   =============     ==========     ========     =============     =============

INFORETECH GOLF TECHNOLOGY 2000 INC.
(a development stage company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S.$)


                                                                                                       Total from
                                                                                                       inception
                                                     August 1,               August 11,               (August 11,
                                                      1999 to                  1998 to                  1998) to
                                                   December 31,               July 31,                December 31,
                                                       1999                     1999                      1999
                                              -------------------      -------------------      --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                              $(1,817,909)             $(2,373,594)              $(4,191,503)
Adjustment to reconcile net loss to cash used
 in operating activities:
Amortization                                               21,727                   11,099                    32,826
Expenses paid by issuance of stock                         70,000                      404                    70,404
Changed in operating assets and liabilities:
Accounts receivable                                       (66,866)                 (16,641)                  (83,507)
Prepaid expenses                                          (39,229)                  (8,557)                  (47,786)
Accounts payable                                          175,972                  350,288                   526,260
                                              -------------------      -------------------      --------------------
                                                       (1,656,305)              (2,037,001)               (3,693,306)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                       (122,050)                (114,844)                 (236,894)
Deficiency on acquisition of subsidiary
 company                                                                        (1,055,118)               (1,055,118)
                                              -------------------      -------------------      --------------------
                                                         (122,050)              (1,169,962)               (1,292,012)

CASH FLOWS FROM FINANCING ACTIVITIES                      424,750                  226,849                   651,599
Common stock issued for cash                            1,700,000                  500,000                 2,200,000
Loan proceeds                                            (100,000)                                          (100,000)
Loan repayments                                           (94,205)               2,323,710                 2,229,505
Promissory Notes                                        1,930,545                3,050,559                 4,981,104

INCREASE (DECREASE) IN CASH                               152,190                 (156,404)                   (4,214)
CASH (DEFICIENCY), BEGINNING                             (156,404)
                                              -------------------      -------------------      --------------------
CASH (DEFICIENCY), ENDING                             $    (4,214)             $  (156,404)              $    (4,214)
                                              ===================      ===================      ====================

NON-CASH FINANCING AND INVESTING ACTIVITIES
Common stock issued on conversion of
 convertible notes                                    $   125,000              $   300,000               $   425,000
Common stock issued to settle debt                        600,000                                            600,000
Common stock issued for interest                           30,000                                             30,000
Common stock issued for services                           40,000                      404                    40,404
                                              -------------------      -------------------      --------------------
                                                      $   795,000              $   300,404               $ 1,095,404
                                              ===================      ===================      ====================

INFORETECH GOLF TECHNOLOGY 2000 INC.
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS
(U.S.$)

DECEMBER 31, 1999
-----------------


1.  NATURE OF OPERATIONS

     InForetech Golf Technology 2000 Inc. ("InForetech") is involved in the development of golf course management technology. The Company is in the process of developing the technology and has not yet determined the ultimate economic viability of the technology. Commercial operations have not yet commenced.

     The continuation of the Company's research and development activities and the commercialization of the technology is dependent upon the Company's ability to successfully complete its research and development programs and finance its cash requirements through a combination of equity financings and payments from potential strategic partners.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Consolidation

     These consolidated financial statements include the accounts of InForetech Golf Technology 2000 Inc. and its wholly-owned inactive subsidiary, InForetech Golf Technology Inc.

     Cash equivalents

     Cash equivalents include holdings of highly liquid investments with maturities of three months or less when purchased.

     Financial instruments

     The fair value of the financial instruments approximates their carrying value except as otherwise disclosed in the financial statements.

     Property and equipment is recorded at cost less depreciation. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives.

     Research and Development

     Research costs are expensed as incurred. Development costs are deferred if they meet all criteria under generally accepted accounting principles. All development costs have been expensed as incurred.

     Government assistance

     Government assistance towards current expenses is included as a reduction of those expenses when there is a reasonable assurance that the Company has complied with all conditions necessary to receive the assistance.

     Foreign currency translation

     The Company follows the temporal method of accounting for the translation of foreign currency amounts into U.S. dollars. Under this method, monetary assets and liabilities in foreign currencies are translated at the exchange rates in effect at the year end. All other assets and liabilities are translated at rates prevailing when the asset was acquired or the liability incurred. Income and expense items are translated at the exchange rates in effect on the date of the transaction. Resulting exchange gains or losses are included in the determination of loss for the year.

3.  ACQUISITION

     In August 1998, the Company acquired all of the issued and outstanding shares of InForetech Golf Technology Inc. ("IGTI") by issuing 5,250,000 Class A shares to the shareholders of IGTI. IGTI was wholly-owned by the president and other family members of the Company prior to the purchase.

     The acquisition has been recorded using the purchase method of accounting and includes the operating results of IGTI in the financial statements from the date of acquisition, August 11, 1998.

     Net assets acquired at carrying value at acquisition dates:

     Current assets                 $    72,821
     Current liabilities             (1,165,171)
     Capital assets                      37,232
                                    -----------
     Deficiency on acquisition      $(1,055.118)
                                    ===========

4.  PROPERTY AND EQUIPMENT

                                                             December 31,                 July 31,
                                                                 1999                       1999
                                                       --------------------      ----------------------
Office equipment and furnishings                                   $135,645                    $ 70,307
Computer software                                                    37,435
Leasehold improvements                                               64,259                      44,982
                                                       --------------------      ----------------------
                                                                    237,339                     115,289
Less:  accumulated amortization                                     (33,271)                    (11,544)
                                                       --------------------      ----------------------
                                                                   $204,068                     103,745
                                                       ====================      ======================

5.  BANK INDEBTEDNESS

     The bank line of credit is secured by: the personal guarantee of the principal shareholder, an assignment of book debts and a general security agreement and bears interest at bank prime plus 3%, and is repayable on demand.

     Current account overdrafts bear interest at 21 %.

6.  LOANS PAYABLE

                                                            December 31,                July 31,
                                                                1999                      1999
                                                       --------------------     ----------------------
Base Capital LLC

The loan payable is secured by the Company's
 intellectual property and guaranteed by the majority
 shareholder.  The loan bears interest at bank prime
 plus 4%.                                                                                $  500,000



Mercer Capital Corp.

The loan bears interest at 12% per annum, is secured
 by a general security agreement and is repayable from
 private placement proceeds as set out in Note 14.
 The loan grants Mercer Capital Corp.  the right to
 convert the debt into Class A shares of the Comfy at
 a ice of $1.00 per share.                                       $1,500,000
                                                       --------------------    --------------------
                                                                 $1,500,000              $  500,000
                                                       ====================    ====================

7.  CONVERTIBLE PROMISSORY NOTES

(a) Series A

     Under the terms of a private placement offering memorandum, the Company issued $525,000 Series A convertible notes.

     The holders of the convertible notes also received 525,000 Class C shares of the Company. The Class C shares are surrendered to the Company upon conversion of the notes.

     The convertible notes bear interest at 10% per annum, mature two years from issuance and are convertible into units of the Company. Each unit consists of one Class A share and one share purchase warrant to purchase one Class A share at $2.00. To December 31, 1999, $425,000 of the notes have been converted to units.

(b)  Others

     Promissory notes payable to others are unsecured, repayable on demand and are non-interest bearing. These notes may be converted into Class A shares of the Company at the price of $1.00 per Class A share.

8.  PROMISSORY NOTES PAYABLE, RELATED PARTIES

                                                            December 31,                July 31,
                                                                1999                      1999
                                                       --------------------     ----------------------
Related parties                                                    $869,746                   $960,469

     Promissory notes payable to officers and directors or companies controlled by officers and directors of the Company are unsecured and repayable on demand. $850,210 (July 31, 1999; $941,751) of these notes bear interest at 10%. The note holders have waived their interest for the period August 1, 1999 to December 31, 1999.

9.  STOCKHOLDERS' EQUITY

     Pursuant to a special resolution dated September 3, 1998, the authorized common stock of the Company was increased from 10,000 Class A voting common shares without par value to 150,000,000 shares without par value divided as follows:

 .  50,000,000 Class A voting common shares without par value

 .  50,000,000 Class B voting common shares without par value

 .  50,000,000 Class C voting, non-participating common shares without par value

10.  PRIVATE PLACEMENTS

     (a) On April 30, 1999, the Company completed a private placement of $525,000 of Series A convertible notes. The notes bear interest at 10% per annum, mature two years from issuance and are convertible into units of the Company.

     Each unit comprises one Class A common share and one Class A share purchase warrant. Each share purchase warrant entitles the holder to acquire one Class A share at $2.00 at any time within two years of date of issuance.

     The holders of the notes also received Class C shares. The Class C shares are to be surrendered to the Company upon conversion of the notes. To December 31, 1999, $425,000 of the notes have been converted into 425,000 units.

     (b) Under the terms of a private placement offering, the Company has sold 225,000 units at $1.00 per unit for gross proceeds of $225,000.

     Each unit comprises one Class A common share and one Class A share purchase warrant. Each share purchase warrant entitles the holder to acquire one Class A share at $2.00 at any time within two years of date of issuance.

11.  OTHER COMMITMENTS TO ISSUE SHARES

     Under the terms of two consulting agreements the Company agreed to issue 200,000 Class A shares. At December 31, 1999, 170,750 shares remain to be issued.

12.   STOCK PURCHASE WARRANTS

     At December 31, 1999, Class A share purchase warrants were outstanding as follows:

         Number of Class A
          Shares Issuable             Exercise Price      Month of Expiry
         ------------------         -----------------    ----------------
               175,000                    $2.00            January 2001
               150,000                     2.00            February 2001
               150,000                     2.00            March 2001
               100,000                     2.00            May 2001
               125,000                     2.00            June 2001
               120,000                     2.00            October 2001
               530,000                     2.00            December 2001
           --------------
             1,350,000
           ==============

During the period ended December 31, 1999, 50,000 warrants were exercised.

13.      COMMITMENTS AND CONTINGENCIES

         Lease commitments

     The Company leases office premises and certain of its office equipment for use in its operations. Rent expense was $23,409 for the period. This table shows future minimum lease commitments under the leases at December 31, 1999.

                       2000    2001      2002       2003      2004
                       ----    ----      ----       ----      ----

Lease commitments    $59,637  $57,712   $23,064    $3,837    $2,476

     Consulting agreement

     The Company has entered into a consulting services agreement with a company with a common director. Under the terms of the agreement, the Company will pay a fee of 10% of any equity financing, convertible debt financing, merger or business combination or sale. The fee for non-convertible debt. is 2%.

     Contingencies

     The holder of patents for a "golf distance measuring system and method" has licensed non-exclusive rights to several of the Company's competitors. The patents are currently subject to litigation with respect to their validity. If the patents are upheld, the Company may be required to become a licensee. There is no assurance that if the patents are upheld, a license would be available to the Company.

14.  SHARE EXCHANGE AND FINANCE AGREEMENT

     Pursuant to the terms of a Share Exchange and Finance Agreement dated December 16, 1999, between the Company, its founding shareholders, Diversified Marketing Services, Inc. ("Diversified"), an inactive U.S. public company, and Mercer Capital Corp. ("Mercer"), the founding shareholders have agreed to exchange their shares of the Company for shares of Diversified, or shares that are convertible into shares of Diversified. Shareholders who are not founding shareholders are also requested to exchange their shares under the agreement.

     Upon closing, the founding shareholders of the Company who exchanged their shares will hold a controlling interest in Diversified and the transaction will be accounted for as a reverse takeover.

     Under the terms of the agreement, Diversified will create a stock option plan for the directors, officers and employees of the Company.

     Mercer has agreed to complete two private placements of Diversified shares to raise a minimum of $3,150,000. Funds from the first private placement of a minimum of $1,500,000 are to be advanced to the Company as an intercompany loan which is to be used to repay the $1,500,000 loan from Mercer (see Note 6.) Proceeds from the second private placement of a minimum $1,650,000 are also to be advanced to the Company as an intercompany loan. Up to

$1,000,000 of the second intercompany loan is to be used to repay amounts owing to a director of the Company.

     The director has agreed to defer repayment of amounts owing to him until such time as the working capital of the Company is sufficient to allow for repayment.

15.  INCOME TAXES

     The Company has accumulated losses for tax purposes which may be carried forward and used to reduce taxable income otherwise calculated. The benefit of these available carry forwards has not been recorded in the accounts. '

16.  SCIENTIFIC RESEARCH AND EXPERIMENTAL DEVELOPMENT TAX CREDITS

     Certain of the Company's research expenditures may be eligible for the Canadian Government Scientific Research and Experimental Development ("SR&ED") tax credit. Under this program Canadian controlled private corporations can receive a refundable tax credit of up to 35% for qualifying SR&ED expenditures to a maximum limit of $2,000,000 in expenditures. Companies with expenditures over $2,000,000 can receive an investment tax credit of up to 20% for qualifying SR&ED expenditures.

     No determination has been made as to eligibility or amount of the investment tax credit. Any amounts received under the program would be applied against research and development expenditures in the period received.

17.  RELATED PARTY TRANSACTIONS

                                                            December 31,                July 31,
                                                                1999                      1999
                                                       --------------------     ----------------------
(a) Consulting fees paid to officers of the Company     $                          $   34,598

(b) Commissions and consulting fees paid to a company
    with a common director                              $   32,500                 $   62,875

(c) Interest paid or payable to officers and/or
    directors                                           $                          $   98,738

(d) Included in the balance sheet are the following
    amounts due to directors and officers and/or
    companies controlled by officers and directors of the
    Company:
    Promissory notes payable                            $1,024,505                 $1,118,710
    Accounts payable                                    $   24,944                 $

(e) Included in the balance sheet are the following
    amounts due from directors and officers and/or
    companies controlled by officers and directors of the
    Company:
    Accounts receivable                                 $   15,393                 $

18.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1999, the Company received $2,050,959 pursuant to the Share Exchange and Finance Agreement as set out in Note 14. $1,550,959 was used to repay the Mercer Capital loan (Notes 6 and 14) and accrued interest on the loan.

19.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date.

     The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                      INFORETECH WIRELESS TECHNOLOGY INC.
                (formerly Diversified Marketing Services, Inc.)
                         (a development stage company)

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1999




1  Independent Auditors' Report
2  Statement of Operations and Deficit
3  Balance Sheet
4  Statement of Stockholders' Equity
5  Statement of Cash Flows
6  Notes to the Financial Statements

                   [LETTERHEAD OF LEMIEUX DECK MILLARD BOND]

INDEPENDENT AUDITORS' REPORT




To the Shareholders of
INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)


We have audited the accompanying balance sheet of Inforetech Wireless Technology Inc. (a development stage company), (formerly Diversified Marketing Services, Inc.) as at December 31, 1999 and the related statements of operations and deficit, stockholders' equity and changes in cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1999 and the results of its operations and cash flows for the year then ended in accordance with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The company is in the development stage and will need additional working capital for its planned activities which raises substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 8. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements for the years ended December 31, 1998 and December 31, 1997 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated March 10, 1999.


/s/ Lemieux Deck Millard Bond

Chartered Accountants
Langley, British Columbia
April 6, 2000

INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)
(a development stage company)
STATEMENT OF OPERATIONS AND DEFICIT
(U.S.$)

                                                                        Total from
                                                                        inception
                                                                       (December 12,
                                                                         1995) to
                                                                        December 31,
FOR THE YEARS ENDED DECEMBER 31,                1999     1998     1997     1999
-----------------------------------------------------------------------------------------

REVENUE                                    $           $        $        $
-----------------------------------------------------------------------------------------

EXPENSES
  General, selling and administrative         1,004        2                1,165
  Legal and accounting                       10,170                        10,170
  Listing and share transfer fees             1,126                         1,126
                                                           2
-----------------------------------------------------------------------------------------
LOSS BEFORE OTHER ITEMS                     (12,300)      (2)             (12,461)
-----------------------------------------------------------------------------------------
NET LOSS                                    (12,300)      (2)             (12,461)
DEFICIT, BEGINNING                             (202)    (200)    (200)
-----------------------------------------------------------------------------------------
DEFICIT, ENDING                            $(12,502)   $(202)   $(200)   $(12,461)
-----------------------------------------------------------------------------------------

LOSS PER COMMON SHARE (Note 4)                    $        $        $
=========================================================================================

The accompanying notes are an integral part of these financial statements.

INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)
(a development stage company)
BALANCE SHEETS
(U.S.$)



DECEMBER 31,                                                                 1999      1998
----------------------------------------------------------------------------------------------

ASSETS
Current assets
  Cash                                                                   $           $4,800
==============================================================================================

LIABILITIES
Current Liabilities
  Accounts payable and accrued liabilities                               $  7,500    $
---------------------------------------------------------------------------------------------


STOCKHOLDERS' EQUITY (Note 3)
Common stock, $.001 par value.
  Authorized 100,000,000 Class A, voting, participating shares;
  Issued: 1999-6,156,000; 1998-250,000                                      6,156       250
Special voting stock, $.001 par value.
  Authorized 100,000,000 Class B, voting, non-participating shares;
  Issued: 1999-NIL; 1998-NIL
Additional paid-in capital                                                 (1,154)    4,752
Accumulated deficit                                                       (12,502)     (202)
---------------------------------------------------------------------------------------------
                                                                           (7,500)    4,800
---------------------------------------------------------------------------------------------
                                                                         $           $4,800
==============================================================================================

Approved by the Directors:

___________________   Director

___________________   Director


The accompanying notes are an integral part of these financial statements.

INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
(U.S.$)

DECEMBER 31, 1999

                                                                       Common Stock        Additional                      Total
                                                                    Number                 paid-in      Accumulated    stockholders'
                                                                  of shares     Amount     capital       deficit          equity
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 and 1997                                 24,800    $ 5,000      $           $   (200)        $  4,800
March 15, 1998 stock issued  for services                              200          2                                          2
December 15, 1998 changed par value no par value to $0.001                     (4,977)        4,977
December 31, 1998 forward stock split 10:1                         225,000        225          (225)
Net loss                                                                                                     (2)              (2)
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,1998                                          250,000        250         4,752        (202)           4,800

February 8, 1999 forward stock split 45:1                       11,000,000     11,000       (11,000)
December 10, 1999 common stock cancelled                        (9,090,000)    (9,090)        9,090
December 13, 1999 forward stock split 2.85:1                     3,996,000      3,996        (3,996)
Net loss                                                                                                (12,300)         (12,300)
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                       6,156,000    $ 6,156      $ (1,154)   $(12,502)        $ (7,500)
==================================================================================================================================

The accompanying notes are an integral part of these financial statements.

INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)
(a development stage company)
STATEMENT OF CASH FLOWS
(U.S.$)

                                                                                                              Total from
                                                                                                              inception
                                                                                                            (December 12,
                                                                                                               1995) to
                                                                                                              December 31,
FOR THE YEARS ENDED DECEMBER 31,                                               1999       1998      1997         1999
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net loss                                                                    $(12,300)   $   (2)   $             $(12,502)
 Adjustment to reconcile net loss to cash used in operating activities:
   Expenses paid by issuance of stock                                                         2                       202
 Changes in operating assets and liabilities:
   Accounts payable                                                             7,500                               7,500
---------------------------------------------------------------------------------------------------------------------------
Net decrease in cash                                                           (4,800)                             (4,800)
Cash, beginning                                                                 4,800     4,800     4,800
---------------------------------------------------------------------------------------------------------------------------
Cash, ending                                                                 $           $4,800    $4,800        $ (4,800)
---------------------------------------------------------------------------------------------------------------------------
Non-cash financing and investing activities
   Common stock issued for services                                          $           $    2    $             $    202
===========================================================================================================================

The accompanying notes are an integral part of these financial statements.

INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS
(U.S.$)

DECEMBER 31, 1999


1. HISTORY AND ORGANIZATION OF THE COMPANY

   The Company was incorporated December 12, 1995, under the laws of the State of Nevada as Diversified Marketing Services, Inc. Pursuant to a Director's resolution dated December 6, 1999, the Company changed its name from Diversified Marketing Services, Inc. to Inforetech Wireless Technology Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which assume that the Company will realize its assets and discharge its liabilities in the normal course of business. Realization values may be substantially different from the carrying values as shown in these financial statements should the Company be unable to continue as a going concern. The Company's ability to meet its obligations and maintain its operations is contingent upon successful completion of additional financial arrangements and the continuing support of its creditors.

   (a)  Accounting estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (b)  Cash equivalents

        Cash equivalents include holdings of highly liquid investments with maturities of three months or less when purchased.

   (c)  Earnings per common share

        Statement of Financial Accounting Standards No. 128, "Earnings per Share", which became effective in 1997, requires presentation of two calculations of earnings per common share. "Basic" earnings per common share equals net income divided by weighted average number of common shares outstanding during the period. "Diluted" earnings per common share equal net income divided by the sum of weighted average common shares outstanding during the period plus common stock equivalents. Common stock equivalents are shares assumed to be issued if outstanding stock options were exercised and are only considered if their effect on earnings per common share is dilutive.

   (d)  Comprehensive income

        The Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting of comprehensive income and its components. As defined in SFAS 130, the Company has no comprehensive income items.

INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS
(U.S.$)

DECEMBER 31, 1999


3. STOCKHOLDERS' EQUITY

   On March 15, 1996, the Company issued 20,000 shares of its no par value common stock in consideration of $200.00 to its directors.

   On September 30, 1996, the Company issued 4,800 shares of its no par value common stock for cash of $4,800 to investors.

   On March 15, 1998, the Company issued 200 shares of its no par value common stock to its directors as a correction to the original issuance of stock dated March 15, 1996, to equal the authorized number of shares per the board of directors meeting dated March 15, 1996.

   On December 15, 1998, the State of Nevada approved the Company's restated Articles of Incorporation, which changed the par value from no par value to $0.001, and increased its Authorized Common Stock from 25,000 shares to 50,000,000 shares.

   On December 31, 1998, the Company approved a forward stock split on the basis of 10:1 increasing the outstanding common stock from 25,000 shares to 250,000 shares.

   On February 8, 1999, the Company approved a forward stock split on the basis of 45:1 increasing the outstanding common stock from 250,000 shares to 11,250,000 shares.

   On December 10, 1999, the directors approved the cancellation of 9,090,000 common shares previously issued to two directors.

   On December 13, 1999, the Directors authorized a forward stock split on the basis of 2.85:1 increasing the outstanding common stock from 2,160,000 shares to 6,156,000 shares.

   On December 6, 1999, the directors amended the Articles of Incorporation to increase the authorized share capital to 110,000,000 shares, $0.001 par value per share, of which 100,000,000 shares are Class A common, voting participating shares and 10,000,000 are Class B Special, voting, non-participating shares.

4. LOSS PER COMMON SHARE

   Loss per common share is computed by dividing the net loss by the average number of common shares and common stock equivalents outstanding during the year. The weighted average number of common shares outstanding during the years ended December 31, 1999, 1998 and 1997 were approximately 9,778,871.

5. INCOME TAXES

   The Company has accumulated losses for tax purposes which may be carried forward and used to reduce taxable income otherwise calculated. The benefit of these available carry forwards has not been recorded in the accounts.

INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS
(U.S.$)

DECEMBER 31, 1999


6. SHARE EXCHANGE AND FINANCE AGREEMENT

   Pursuant to the terms of a Share Exchange and Finance Agreement dated December 16, 1999, between the Company, InForetech Golf Technology 2000 Inc. ("IGTI"), its founding shareholders, and Mercer Capital Corp., the founding shareholders have agreed to exchange their shares of IGTI for shares of the Company, or shares that are convertible into shares of the Company. Shareholders who are not founding shareholders are also requested to exchange their shares under the agreement.

   Upon closing, the founding shareholders of IGTI who exchanged their shares will hold a controlling interest in the Company and the transaction will be accounted for as a reverse takeover.

   Under the terms of the agreement, the Company will create a stock option plan for its directors, officers and employees.

   Mercer Capital Corp. has agreed to complete two private placements of the Company's shares to raise a minimum of $3,150,000. Funds from the first private placement of a minimum of $1,500,000 are to be advanced to IGTI as an inter-company loan which is to be used to repay a previous $1,500,000 loan from Mercer Capital Corp. Proceeds from the second private placement of a minimum of $1,650,000 are also to be advanced to IGTI as an inter-company loan. See Note 8.

7. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

   The year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date.

   Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the Company, including those related to customers, suppliers, or other third parties, have been fully resolved.

8. SUBSEQUENT EVENTS

   (a)  Private Placements

        Subsequent to December 31, 1999, the Company sold 775,000 shares in two private placements to net the treasury $3,152,000. As set out in Note 6 "Share Exchange and Finance Agreement", these funds were loaned to InForetech Golf Technology 2000 Inc.

   (b)  Incorporation of Subsidiary Company

        On January 12, 2000, the Company formed a wholly-owned Canadian subsidiary company, Inforetech Holdings Inc.

   (c)  Reverse Takeover

        Subsequent to December 31, 1999, the Company issued 7,095,750 Class B Special Rights shares, and Inforetech Holdings Inc. issued 7,095,750 Class A preferred shares to the founding shareholders of Inforetech Golf Technology 2000 Inc. ("IGTI") for their shares of IGTI as required under the Share Exchange and Finance Agreement. The issue of these shares results in the shareholders of IGTI acquiring control of the Company and is therefore accounted for as a reverse takeover.

INFORETECH WIRELESS TECHNOLOGY INC.
(formerly Diversified Marketing Services, Inc.)
(a development stage company)
NOTES TO THE FINANCIAL STATEMENTS
(U.S.$)

DECEMBER 31, 1999


8. SUBSEQUENT EVENTS (Continued)

   Reverse takeovers are accounted for as a continuation of the legal subsidiary. Future consolidated financial statements will be issued under the Company's name but will be a continuation of the financial statements of IGTI, not the Company.

   (d)  Other Stock Transactions

        Subsequent to December 31, 1999, the Company had the following additional stock transactions:

         i) 100,000 Class A shares were issued as consideration for a placement fee.

         ii) 193,720 Class A shares were issued to settle $193,720 of IGTI debt.

        iii) 162,500 Class A shares were issued as consideration for legal fees.

         iv) 193,720 Class A shares were issued on the exercise of 193,720 puts.

          v) 1,658,332 Class A shares were issued to IGTI shareholders pursuant to an exchange offer and letter of transmittal forwarded to non-founding shareholders of IGTI which offered to exchange their shares of IGTI for shares of the Company.

                        PART I - FINANCIAL INFORMATION
                         ITEM 1. FINANCIAL STATEMENTS

                      INFORETECH WIRELESS TECHNOLOGY INC.

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                      JUNE 30, 2000 AND DECEMBER 31, 1999


                                                                                                   June 30,       December 31,
                                                                                                     2000             1999
---------------------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
 Amounts receivable                                                                              $    37,105     $    83,507
 Deposits and prepaid expenses                                                                        56,368          47,786
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      93,473         131,293
PROPERTY AND EQUIPMENT, net                                                                          255,986         204,068
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 $   349,459     $   335,361
=================================================================================================================================

LIABILITIES

CURRENT LIABILITIES
 Bank indebtedness                                                                               $   212,580     $     4,214
 Accounts payable and accrued liabilities                                                            701,754         526,261
 Loans payable                                                                                       300,000       1,500,000
 Convertible promissory notes  - Series A                                                            100,000         100,000
                               - others                                                              279,951         834,759
 Promissory notes payable, related parties                                                           817,969         869,746
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   2,412,254       3,834,980
-------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

Common stock, $.001 par value.
 Authorized 100,000,000 Class A, voting, participating shares;
 Issued: 2000-10,989,522; 1999-2,173,917                                                              10,989           2,174
Special voting stock, $.001 par value.
 Authorized 10,000,000 Class B, voting, convertible, non-participating shares;
 Issued: 2000-6,902,030; 1999-7,095,750                                                                6,902           7,096
Additional paid-in capital                                                                         6,539,057       1,737,732
Deficit accumulated during development stage                                                      (8,619,743)     (5,246,621)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (2,062,795)     (3,499,619)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                 $   349,459     $   335,361
================================================================================================================================




The accompanying notes are an integral part of these financial statements.

                      INFORETECH WIRELESS TECHNOLOGY INC.

               CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
       FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                        AND INCEPTION TO JUNE 30, 2000


                                                                                                           Total from
                                                For the 3 months ended        For the 6 months ended      inception to
                                                June 30,       June 30,       June 30,       June 30,       June 30,
                                                  2000           1999           2000           1999            2000
------------------------------------------------------------------------------------------------------------------------

EXPENSES
 Administration                               $   381,629    $   233,961    $   837,709    $   342,057     $ 1,963,317
 Depreciation                                       7,355          2,891         27,909          5,781          60,735
 Finance costs                                    388,281         91,044        415,578        157,360         970,812
 Marketing                                        438,377        121,331        538,473        186,982       1,089,076
 Research and development                       1,138,505        197,404      1,553,453        468,133       3,480,685
------------------------------------------------------------------------------------------------------------------------
NET LOSS AND COMPREHENSIVE LOSS                (2,354,147)      (646,631)    (3,373,122)    (1,160,313)     (7,564,625)

DEFICIT ACCUMULATED DURING
  DEVELOPMENT STAGE, BEGINNING                 (6,265,596)    (2,550,932)    (5,246,621)    (2,037,250)              -
 Deficiency on acquisition of subsidiary
 company acquired in a related party
 transaction                                            -              -              -              -      (1,055,118)
------------------------------------------------------------------------------------------------------------------------
DEFICIT ACCUMULATED DURING
 DEVELOPMENT STAGE, ENDING                    $(8,619,743)   $(3,197,563)   $(8,619,743)   $(3,197,563)    $(8,619,743)
========================================================================================================================

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                      10,924,687      3,308,582     10,426,602      3,308,582
------------------------------------------------------------------------------------------------------------------------

LOSS PER COMMON SHARE                              $(0.22)        $(0.20)        $(0.32)        $(0.35)
========================================================================================================================



The accompanying notes are an integral part of these financial statements.

                      INFORETECH WIRELESS TECHNOLOGY INC.

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000




----------------------------------------------------------------------------------------------------------------------------------
FOR THE SIX MONTHS ENDED JUNE 30, 2000
----------------------------------------------------------------------------------------------------------------------------------
                                           Common stock        Special voting stock
                                       --------------------   ----------------------
                                                                                        Additional                       Total
                                         Number                 Number                    paid-in      Accumulated    stockholders'
                                       of shares    Amount     of shares     Amount       capital        deficit          equity
----------------------------------------------------------------------------------------------------------------------------------

Deemed common shares issued to
 founders for cash                              -   $     -            1     $    -      $        1    $         -      $         1
Deemed common shares issued for
 purchase of InForetech Golf
 Technology Inc.                                -         -    5,250,000      5,250          (5,249)    (1,055,118)      (1,055,117)
Deemed common shares issued for
 services                                 404,250       404            -          -               -              -              404
Deemed common shares issued for cash      225,000       225    1,845,749      1,846         224,774              -          226,845
Deemed common shares issued on
 conversion of convertible
 promissory notes                         300,000       300            -          -         299,702              -          300,002
Deemed common shares issued for
 services                                  40,000        40            -          -          39,960              -           40,000
Deemed common shares issued for cash      399,667       400            -          -         324,350              -          324,750
Deemed common shares issued on
 exercise of stock purchase warrants       50,000        50            -          -          99,950              -          100,000
Deemed common shares issued on
 conversion of promissory notes           125,000       125            -          -         124,874              -          124,999
Deemed common shares issued to
 settle debt                              600,000       600            -          -         599,400              -          600,000
Deemed common shares issued for
 interest                                  30,000        30            -          -          29,970              -           30,000
Net loss                                        -         -            -          -               -     (4,191,503)      (4,191,503)
----------------------------------------------------------------------------------------------------------------------------------
Deemed balance, December 31, 1999       2,173,917     2,174    7,095,750      7,096       1,737,732     (5,246,621)      (3,499,619)
Deemed common shares issued for
 services                                 174,333       174            -          -          69,076              -           69,250
Deemed common shares issued to
   settle debt                            960,332       960            -          -         349,040              -          350,000
-----------------------------------------------------------------------------------------------------------------------------------
Deemed outstanding as at February
 2, 2000                                3,308,582     3,308    7,095,750      7,096       2,155,848     (5,246,621)      (3,080,369)
Acquisition of InForetech Wireless
 Technology Inc. by InForetech Golf
 Technology 2000 Inc.                   6,156,000     6,156            -          -          (6,156)             -                -
Common stock issued for cash              775,000       775            -          -       3,101,225              -        3,102,000
Common stock issued for services          262,500       262            -          -         224,741              -          225,003
Common stock issued on conversion
 of Class B shares                        193,720       194     (193,720)      (194)              -              -                -
Common stock issued to settle debt        193,720       194            -          -         193,526              -          193,720
Common stock issued on exercise
  of stock options                        100,000       100            -          -          99,900              -          100,000
Compensation related to stock
 options                                        -         -            -          -         381,173              -          381,173
Conversion benefit related to
 convertible loan                               -         -            -          -         388,800              -          388,800
Net loss                                        -         -            -          -               -     (3,373,122)      (3,373,122)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 2000                 10,989,522   $10,989    6,902,030     $6,902      $6,539,057    $(8,619,743)     $(2,062,795)
==================================================================================================================================



The accompanying notes are an integral part of these financial statements.

                      INFORETECH WIRELESS TECHNOLOGY INC.

               CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
       FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                        AND INCEPTION TO JUNE 30, 2000


                                                                                                              Total from
                                                    For the 3 months ended       For the 6 months ended      inception to
                                                     June 30,      June 30,      June 30,       June 30,       June 30,
                                                      2000         1999           2000           1999            2000
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss and comprehensive loss                   $(2,354,147)   $(646,631)   $(3,373,122)   $(1,160,313)    $(7,564,625)
 Adjustment to reconcile net loss to
  cash used in operating activities:
   Compensation related to stock options               381,173            -        381,173              -         381,173
   Conversion benefit related to
     convertible loan                                  388,800            -        388,800              -         388,800
   Depreciation                                          7,355        2,891         27,909          5,781          60,735
   Expenses paid by issuance of stock                        -            -        294,253              -         364,657
 Changes in operating assets and liabilities:
  Accounts receivable                                   26,896       (7,082)        46,402        (12,555)        (37,105)
  Deposits and prepaid expenses                        393,408       (3,720)        (8,582)        (7,045)        (56,368)
  Accounts payable and accrued liabilities             262,686       25,840        175,493        147,008         701,753
-----------------------------------------------------------------------------------------------------------------------------
                                                      (893,829)    (628,702)    (2,067,674)    (1,027,124)     (5,760,980)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment                    (25,137)     (20,530)       (79,827)       (43,438)       (316,721)
 Advances to related company                                 -            -              -              -      (1,055,118)
-----------------------------------------------------------------------------------------------------------------------------
                                                       (25,137)     (20,530)       (79,827)       (43,438)     (1,371,839)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Common stock issued for cash                          100,000      477,251      3,202,000        477,251       3,853,599
 Loan proceeds                                         300,000      500,000        300,000        500,000       2,500,000
 Loan repayments                                             -            -     (1,500,000)             -      (1,600,000)
 Borrowings under line of credit                       212,580        7,785        208,366         (6,539)        212,580
 Promissory notes                                       49,151     (335,804)       (62,865)        99,850       2,166,640
-----------------------------------------------------------------------------------------------------------------------------
                                                       661,731      649,232      2,147,501      1,070,562       7,132,819
-----------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH                           (257,235)           -              -              -               -

CASH, BEGINNING                                        257,235            -              -              -               -
-----------------------------------------------------------------------------------------------------------------------------
CASH, ENDING                                       $         -    $       -              -    $         -     $         -
=============================================================================================================================

NON-CASH FINANCING AND INVESTING ACTIVITIES
 Common stock issued to settle debt                $         -    $       -    $         -    $         -     $   600,000
 Common stock issued on conversion of
  convertible notes                                          -            -        543,720              -         968,720
 Common stock issued for interest                            -            -              -              -          30,000
 Common stock issued for services                            -            -        294,253              -         364,657
 Common stock issued on conversion of
  Class B shares                                             -            -        193,720              -         193,720
-----------------------------------------------------------------------------------------------------------------------------
                                                   $         -    $       -    $ 1,031,693    $         -     $ 2,157,097
=============================================================================================================================

The accompanying notes are an integral part of these financial statements.

                      INFORETECH WIRELESS TECHNOLOGY INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

------------------------------------------------------------------------------
JUNE 30, 2000

1. UNAUDITED FINANCIAL STATEMENTS

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions for Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of results of operations have been included in the financial statements. Results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2000.

   The balance sheet at December 31, 1999 has been derived from audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. A summary of the Company's significant accounting policies and other information necessary to understand the consolidated financial statements is included in the Company's audited financial statements for the year ended December 31, 1999 and 1998 as contained in the Company's Form 10-KSB for its year ended December 31, 1999. Such financial statements should be read in connection with these financial statements.

   Since June 30, 2000 the Company has acquired additional financing of $1,000,000 through the issuance of a convertible note. The Company has historically relied upon sales of its common stock, debt instruments and loans from its founder to finance research and development, marketing and operations. Additional financing will be required for current and long-term research and development, marketing and working capital. The Company continues to pursue opportunities for a private equity offering and/or debt financing. There can be no assurances that any additional financing will take place or, if so the terms thereof. To the extent of any shortfall in financing, the Company's product development and commercialization programs will be delayed, curtailed or prevented, and the Company may be required to suspend or substantially modify its operations.

2. INCOME TAXES

   The Company has reviewed its net deferred tax asset for the six month period ended June 30, 2000, together with net operating loss carryforwards, and accordingly has not given recognition of potential tax benefits arising therefrom. In making this determination, the Company has considered the Company's history of tax losses incurred since inception and the fact that the Company is still within the development stage. As a result, the Company's net deferred tax has been fully reserved.

3. NEW ACCOUNTING STANDARD

   In June 1998, the U.S. Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities and in June 2000 the companion statement No. 138 (collectively "SFAS 133"). SFAS 133, which will become effective for all fiscal quarters for all fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments on the balance sheet as either assets or liabilities with measurement at fair value. Changes in the fair value of derivatives are recorded each period in the current earnings or other comprehensive income, depending on the intent and nature of the derivative instrument. There are many complexities to this new standard and the Company is currently evaluating the impact that SFAS 133 will have on its financial statements. The effects of adopting the new standard are not reasonably determinable at this time, nor has the Company determined how it will account for the transition provisions contained in SFAS 133. The Company will adopt SFAS 133 on or before January 1, 2001.

4. RECLASSIFICATION

   Certain reclassifications of prior year balances have been made to conform to current year classifications.

5. REVERSE ACQUISITION OF INFORETECH GOLF TECHNOLOGY 2000 INC.

   On February 2, 2000, the shareholders of InForetech Golf Technology 2000 Inc. ("IGT") sold their 100% interest in IGT to the Company in consideration for 3,308,582 Class A common shares and 7,095,750 units consisting of Class B preference shares of InForetech Holdings Ltd. and Class B special voting shares of the Company pursuant to a share exchange and finance agreement dated December 16, 1999. As a result of the transaction, the former shareholders of IGT held the majority of the shares of the Company. Accordingly, this transaction is considered an acquisition of the Company (the accounting subsidiary/legal parent) by IGT (the accounting parent/legal subsidiary) and has been accounted for as a purchase of the net assets of the Company by IGT in these consolidated financial statements. The Company had no business operations at the time of the acquisition. The costs of recapitalization have been recorded as additional paid-in capital.

   These consolidated financial statements are issued under the name of the Company, but are a continuation of the financial statements of the accounting acquirer, IGT. IGT's assets and liabilities are included in the consolidated financial statements at their historical carrying amounts. The comparative figures presented in the consolidated financial statements are those of IGT.

6. PRIVATE PLACEMENTS

   During the six months ended June 30, 2000, the Company completed two private placements totaling 775,000 common shares. Proceeds from these placements totaled $3,152,000. $1,500,000 of the proceeds were used to repay a loan from Mercer Capital Corp.

   See Part II "Other Information", Item 2 - Changes in Securities and Use of Proceeds.

7. CONVERTIBLE LOAN AGREEMENT

   Pursuant to a Convertible Loan Agreement dated May 9, 2000, the Company borrowed $300,000. The loan is secured by a general security agreement over the Company's assets and promissory note. The loan bears interest at 12% and matures November 8, 2000.

   The lender has the right, at any time prior to the maturity date, to convert any or all of the balance outstanding into Units of the Company at $5.00 per unit. Each unit is comprised of one Class A common share and one share purchase warrant to purchase a Class A share at a price of $5.00 per share. The warrants expire May 9, 2002.

8. STOCK OPTION PLAN

   Pursuant to the terms of the December 16, 1999 Share Exchange and Finance Agreement the Company has created a stock option plan to allow key employees, directors, advisors and representatives of the Company to acquire Company common stock. The company has allocated a total of 4,000,000 options under this plan.

   Stock options outstanding under this plan are summarized as follows:

                                       Option price         Stock options
                                        per share            outstanding
-----------------------------------------------------------------------------
                                          $1.00                 1,710,000
                                          $3.00                   250,000
                                          $7.00                   285,000
-----------------------------------------------------------------------------
                                      $1.00 - $7.00             2,245,000
=============================================================================

  The stock options vest over the next 1 to 3 years and the stock option plan expires on February 1, 2005.

9. STOCK PURCHASE WARRANTS

   At June 30, 2000, Class A share purchase warrants were outstanding as follows:

       Number of Class A        Exercise           Month
       Shares Issuable            Price          of Expiry
------------------------------------------------------------------------
          75,000                 $2.00          January 2001
         150,000                  2.00          February 2001
         150,000                  2.00          March 2001
         100,000                  2.00          May 2001
         125,000                  2.00          June 2001
         200,000                  2.00          September 2001
         120,000                  2.00          October 2001
         530,000                  2.00          December 2001
         274,000                  2.00          January 2002
          62,500                  4.00          January 2002
------------------------------------------------------------------------
       1,786,500
========================================================================

   No warrants were exercised during the quarter.

10. AMALGAMATION OF SUBSIDIARY COMPANIES

   Effective June 30, 2000, the Company's subsidiaries, InForetech Golf Technology 2000 Inc., InForetech Golf Technology, Inc. and InForetech Holdings Inc. were amalgamated into one company which continues under the name InForetech Golf Technology 2000 Inc.

                     INFORETECH WIRELESS TECHNOLOGY, INC.



                              __________________

                                  Prospectus

                              __________________

                                    PART II

Item 24.  Indemnification of Directors and Officers

     The Company's Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Nevada Law, directors will not be liable to Inforetech for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to Inforetech or our stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of Inforetech or our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to Inforetech or our stockholders, or that show a reckless disregard for duty to Inforetech or our stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Inforetech or our stockholders, or (iii) based on transactions between Inforetech and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

     The Company has been advised that it is the position of the Commission that insofar as the provision in Inforetech's Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

     The Company is not issuing any common stock under this Registration Statement. All common stock registered pursuant to this Registration Statement is being registered on behalf of selling security holders. The Company has agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the common stock registered hereby, other than underwriting commissions, fees and Representative's nonaccountable expense allowance are set forth in the following table:

       Item                                                                          Amount
       ----                                                                          ------
  SEC Registration Fee.........................................................     $ 2,500
  Transfer Agent Fees..........................................................         500
  Legal Fees...................................................................      35,000
  Accounting Fees..............................................................         500
  Printing and Engraving Costs.................................................         500
  Miscellaneous................................................................       1,000
                                                                                    -------
          Total................................................................     $40,000
                                                                                    =======

Item 26.  Recent Sales of Unregistered Securities

     During the past three years, the following transactions were effected by us in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and
(iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

     On March 15, 1998, the shareholders authorized the issuance of 100 shares of common stock for services to each of the officers and directors of the Registrant for a total of 200 Rule 144 shares. The Registrant issued the shares in satisfaction of management services rendered to officers and directors, which does not constitute a public offering.

     On December 31, 1998, the Board of Directors authorized a forward stock split of 9 to 1 resulting in a total of 250,000 shares of common stock issued and outstanding.

     On February 8, 1999, the Board of Directors authorized a forward stock split of 44 to 1 resulting in a total of 11,250,000 shares of common stock issued and outstanding.

     In December 1999, the Registrant issued 174,333 shares of its class A common stock Voting Stock to one accredited investor as consideration for services rendered pursuant to Section 4(2) of the Securities Act.

     In January 2000, the Registrant issued 375,000 shares to two accredited investors for an aggregate of $1,500,000 in connection with a private placement pursuant to Section 4(2) of the Securities Act.

     In January 2000, the Registrant issued 400,000 shares to two accredited investors for an aggregate of $1,652,000 in connection with a private placement pursuant to Section 4(2) of the Securities Act. As consideration for a placement fee in connection with the private placements listed above, the Registrant issued 100,000 shares of its class A common stock Voting Stock pursuant to
Section 4(2) of the Securities Act and paid $50,000 to one accredited investor pursuant to Section 4(2) of the Securities Act.

     In February 2000, pursuant to the Share Exchange Agreement dated as of December 16, 1999, the Registrant issued to Robert Silzer, Sr., the Chief Executive Officer and Chairman of the Board of the Registrant, 4,470,750 shares of class B stock and options to acquire 425,000 shares class A common stock.

     In February 2000, pursuant to the Share Exchange Agreement dated as of December 16, 1999, the Registrant issued to Robert C. Silzer, Jr., the President, Secretary, Treasurer and a Director of the Registrant, 525,000 Class B Stock and options to acquire 325,000 shares of class A common stock.

     In February 2000, pursuant to the Share Exchange Agreement dated as of December 16, 1999, the Registrant issued to other members of the Silzer family 2,100,000 shares of Class B Stock and options to acquire 300,000 shares of class A common stock.

     In March 2000, the Registrant issued 193,720 shares of its class A common stock Voting Stock to one accredited investor to settle the $193,720 debt owed by Inforetech Golf Technology Inc. pursuant to Section 4(2) of the Securities Act.

     In March 2000, the Registrant issued 162,500 shares of its class A common stock Voting Stock to two accredited investors as consideration for legal fees pursuant to Section 4(2) of the Securities Act.

     In May 2000, the Registrant issued 100,000 shares of class A common stock in connection with the exercise of an option. The Registrant received $100,000 in payment of the exercise price. The shares were issued pursuant to Section 4(2) of the Securities Act.

     In August 2000, the Registrant issued $1,000,000 of Series A Eight (8%) Convertible Notes and accompanying warrants to purchase up to 100,000 shares of class A common stock to at an initial exercise price of $6.25. The notes and the warrants were issued to one accredited investor. The securities were issued pursuant to Section 4(2) of the Securities Act.

     In August 2000, the Registrant issued a $1,000,000 of 8% Convertible Debenture and accompanying warrants to purchase up to 100,000 shares of class A common stock to at an exercise which will be calculated on the exercise date. The debenture and the warrants were issued to one accredited investor. The securities were issued pursuant to Section 4(2) of the Securities Act.

     In September 2000, the Registrant entered into a subscription agreement for the sale of 222,223 shares of class A common stock to Dr. Terrance H. Matthews for an aggregate amount of $100,000 pursuant to Section 4(2) of Securities Act.

     Certain key employees, directors, advisors and representatives of the Registrant may be granted, options under our stock option plan to purchase a total up to 4,000,000 shares of class A common stock.

Item 27.    Exhibits

 Exhibit
 Number                           Description
 -----                            -----------

  2.1 Share Exchange and Finance Agreement dated as of December 16, 1999; Incorporated by reference to the Exhibits to the Registration Statement Form 10SB12G filed 6/14/99.

  3.1 Articles of Incorporation as filed with the Nevada Secretary of State on December 12, 1995;; Incorporated by reference to the Exhibits to the Form 8-K filed 7/20/00.

  3.2 Certificate of Amendment to the Articles of Incorporation as filed with the Nevada Secretary of State on January 3, 2000; Incorporated by reference to the Exhibits to the Registration Statement Form 10SB12G filed 6/14/99.

  3.3 Certificate of Amendment to the Articles of Incorporation as filed with the Nevada Secretary of State on January 20, 2000; Incorporated by reference to the Exhibits to the Registration Statement Form 10SB12G filed 6/14/99.

  3.4 Bylaws; Incorporated by reference to the Exhibits to the Form 8-K filed 7/20/00.

  4.1 Securities Purchase Agreement dated as of August 4, 2000, by and between Inforetech Wireless Technology Inc. and The Shaar Fund Ltd.*

  4.2     8% Convertible Debentures Due August 4, 2005*

  4.3 Registration Rights Agreement dated as of August 4, 2000, by and between Inforetech Wireless Technology Inc. and The Shaar Fund Ltd.*

  4.4 Pledge Agreement dated as of August 4, 2000, by and between Robert C. Silzer and The Shaar Fund Ltd.*

  4.5 Common Stock Purchase Warrant dated as of August 4, 2000, by and between Inforetech Wireless Technology Inc. and The Shaar Fund Ltd.*

  4.6 Registration Rights Agreement dated as of July 5, 2000, by and between Inforetech Wireless Technology, Inc., Abacus Capital, LLC and TMR Investments 1, LLC.*

  4.7 Warrant to Purchase 200,000 shares of Class A Common Stock dated July 5, 2000, by and between Inforetech Wireless Technology Inc. and TMR Investments 1, LLC.*

  4.8 Warrant to Purchase 230,000 shares of Class A Common Stock dated July 5, 2000, by and between Inforetech Wireless Technology Inc. and TMR Investments 1, LLC.*

  4.9 Form of Securities Purchase Agreement dated as of August 4, 2000 by and between Inforetech Wireless Technology and Augustine Fund, L.P.*

4.10 Subscription Agreement and Residency Declaration dated as of September 8, 2000 by and between Terry Matthews and Inforetech Wireless Technology Inc. *

5.1        Opinion Regarding Legality*

13.1       Annual Report, Form 10K-SB40 as filed with the commission on 4/14/00

13.2       Quarterly Report, Form 10-QSB as filed with the commission on 8/14/00

13.3       Quarterly Report, Form 10-QSB as filed with the commission on 5/15/00

16.1 Letter on Change in Certifying Accountant; Incorporated by reference to the Exhibits to the Form 8-K filed 7/20/00.

21.1       Subsidiaries of Registrant

23.1 Consent of Independent Accountants relating to the financial statements of Inforetech Wireless Technology Inc.*

23.2 Consent of Independent Accountants relating to the financial statements of Inforetech Golf Technology 2000 Inc.*

23.3       Consent of Legal Counsel; contained in exhibit 5.1

27.1       Financial Data Schedule for the year ended December 31, 1999*

27.2       Financial Data Schedule for the period ended June 30, 2000*
_________________________

*    Filed herewith.

Item 28.  Undertakings

     The undersigned Registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

          (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (3) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (4) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     INFORETECH WIRELESS TECHNOLOGY, INC.

                                     By: /s/ Robert C. Silzer, Sr.
                                         --------------------------------
                                         Robert C. Silzer, Sr.
                                         Chief Executive Officer

Dated: October 3, 2000

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By: /s/ Robert C. Silzer, Sr.          Dated: October 3, 2000
    ----------------------------
    Robert C. Silzer, Sr.
    Chief Executive Officer

By: /s/ Robert C. Silzer, Jr.          Dated: October 3, 2000
    ----------------------------
    Robert C. Silzer, Jr.
    President, Secretary, Treasurer

By: /s/ Jerry L. Smith                 Dated: October 3, 2000
    ----------------------------
    Jerry L. Smith
    Director

By:                                    Dated:
    ____________________________
    Graham Neathway
    Director

By: /s/  William Kiss                  Dated: October 3, 2000
    ----------------------------
    William Kiss
    Director

By:                                    Dated:
    ----------------------------
    Terence H. Matthews
    Director